Exhibit 2.1

Execution Version

______________________________

PURCHASE AGREEMENT

by and among

the Sellers (as defined herein),

the Buyer (as defined herein),

and, solely for purposes of Article VIII,

the Seller Partners (as defined herein)

Dated as of January 26, 2024

______________________________

i

ii

iii

Exhibits

Exhibit A	Definitions
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of Bill of Sale
Exhibit D	Form of Intellectual Property Assignment
Exhibit E	Form of Trademark Assignment
Exhibit F	Form of Transition Services Agreement
Exhibit G	Funds Flow
Exhibit H	Sample Working Capital Calculation

iv

PURCHASE AGREEMENT

This Purchase Agreement is made and entered into as of January 26, 2024 by and among (i) M/s APPSMARTZ, a Partnership Firm constituted under Indian Partnership Act of 1912 and organized under the laws of India (“AppSmartz”), (ii) M/s RADIOFM, a Partnership Firm constituted under Indian Partnership Act of 1912 and organized under the laws of India (“RadioFM”, together with AppSmartz, each a “Seller” and collectively the “Sellers”), (iii) Auddia Inc., a Delaware corporation (the “Buyer”) and (iv) solely for purposes of Article VIII, Atul Sachdeva and Satish Kumar Arora (each, a “Seller Partner” and collectively the “Seller Partners”). Sellers, the Buyer and the Seller Parties are each referred to herein in as a “Party” and, collectively, as the “Parties.”

BACKGROUND

A. The Sellers own and operate the Business.

B. The Sellers desire to sell, transfer and assign to the Buyer and certain of its Affiliates, and the Buyer and certain of its Affiliates desire to purchase from the Sellers, the Purchased Assets, and the Buyer and certain of its Affiliates desire to assume the Assumed Liabilities, in each case as more specifically provided herein and subject to the terms and conditions hereof.

TERMS

In consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Specific Definitions. As used in this Agreement, the terms identified on Exhibit A shall have the meanings set forth or referred to in Exhibit A.

Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

Section 1.3 Other Definitional Provisions.

(a) The words “hereof,” “herein,” “hereby,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) Whenever the words “include,” “includes” or “including” (or any variation thereof) are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) References herein to “days,” unless indicated otherwise, are to consecutive calendar days.

(d) References to specific Articles and Sections are to the Articles and Sections of this Agreement, unless specifically stated otherwise.

1

(e) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and words denoting any gender shall include all genders.

(f) All references to “dollars” or “$” means “U.S. dollars,” unless specifically stated otherwise.

(g) All references herein to a particular “Schedule” means such schedule as it is included in the Disclosure Schedules attached hereto.

(h) All references herein to a particular “Exhibit” means such exhibit as it is attached hereto.

(i) References herein to documents (other than the Schedules, this Agreement and the Ancillary Agreements) having been “provided,” “made available” or “delivered” to the Buyer shall be deemed to be satisfied if such documents shall have been included in the Data Room prior to 12:00 p.m. Eastern time on the date that is three (3) days prior to the date hereof.

ARTICLE II

PURCHASE AND SALE OF THE BUSINESS

Section 2.1 Purchase and Sale of the Business. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall sell, convey, transfer, assign and deliver to the Buyer and certain of its Affiliates, and the Buyer and certain of its Affiliates shall purchase from the Sellers, all of the Sellers’ right, title and interest in and to, in each case free and clear of all Encumbrances (other than Permitted Encumbrances), all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), on as is where is basis (except subject to, for the avoidance of doubt, the representations and warranties set forth herein) including, without limitation, the following:

(a) all accounts or notes receivable held by any Seller in relation to the Business or otherwise arising from providing Business Services, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(b) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including, to the extent transferable, any such item relating to the payment of Taxes) related to the Business;

(c) the Contracts listed on Schedule 2.1(c) and Contracts entered into after the date hereof and prior to the Closing in the Ordinary Course of Business and added to Schedule 2.1(c) (each, an “Assigned Contract” and, collectively, the “Assigned Contracts”);

(d) all Business Websites

(e) all Business Systems listed on Schedule 2.1(e);

(f) all Business Data;

(g) all Business Permits;

(h) all Customer Information;

2

(i) all Business Intellectual Property, including all IP Contracts;

(j) all rights of Sellers under non-disclosure or confidentiality, non-compete or non- solicitation, or assignment of invention or intellectual property agreements with employees, former employees, consultants and independent contractors of Sellers or with Third Parties (including prospective purchasers of the Business or any portion thereof) to the extent relating to the Business Intellectual Property and in each case to the extent such matters arise after the Effective Time and are applicable to periods subsequent to the Closing;

(k) all rights to any Actions of any nature available to or being pursued by a Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(l) all of Sellers’ rights under representations, warranties, indemnities and all similar rights against Third Parties to the extent related to any Purchased Assets, Assumed Liabilities or the Business;

(m) all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(n) Books and Records; and

(o) all goodwill and the going concern value of the Business.

Section 2.2 Excluded Assets. The following assets of the Business shall not be Purchased Assets, nor shall they be delivered at the Closing (collectively, the “Excluded Assets”):

(a) Contracts that are not Assigned Contracts (the “Excluded Contracts”);

(b) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Sellers;

(c) all Benefit Plans and assets attributable thereto;

(d) the assets, properties and rights specifically set forth on Schedule 2.2(d); and

(e) the rights which accrue or will accrue to the Sellers under this Agreement and the Ancillary Agreements.

Notwithstanding anything herein to the contrary, from and after the Effective Time, the Sellers, as applicable, shall retain all of their right, title and interest in and to, and there shall be excluded from the sale, conveyance, assignment or transfer to the Buyer and certain of its Affiliates hereunder, the Excluded Assets.

Section 2.3 Assumption of Liabilities. From and after the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, the Buyer and certain of Buyer’s Affiliates shall assume and fully pay, discharge, satisfy and perform when due only the Liabilities set forth below (collectively, but excluding the Excluded Liabilities, the “Assumed Liabilities”):

(a) all trade accounts payable of any Seller to Third Parties in relation to the Business that (i) were incurred in the Ordinary Course of Business, (ii) remain unpaid and are not delinquent as of the Effective Time and (iii) are reflected on Schedule 2.3(a), which shall be delivered to Buyer no later than one Business Day prior to the Closing (“Accounts Payable”); and

3

(b) all executory obligations of the Sellers with respect to the Business arising under or relating to the Assigned Contracts from and after the Effective Time but only to the extent such obligations (i) are applicable to periods subsequent to the Closing, (ii) were incurred in the Ordinary Course of Business and (iii) do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Sellers on or prior to the Closing.

EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 2.3, THE BUYER AND ITS AFFILIATES DO NOT HEREBY AND ARE NOT ASSUMING ANY LIABILITY OF THE SELLERS OR ANY OF THEIR AFFILIATES OR ANY OTHER PERSON WHATSOEVER AND SHALL NOT BE OBLIGATED TO PAY OR SATISFY ANY SUCH LIABILITY WHATSOEVER, WHETHER FIXED, CONTINGENT OR OTHERWISE, OF THE BUSINESS OR SELLERS OR ANY OTHER PERSON OR ENTITY, INCLUDING, WITHOUT LIMITATION ANY INDEBTEDNESS OR OTHER CLAIM, LIABILITY, OBLIGATION OR TAX ARISING OUT OF THE OWNERSHIP OR USE OF THE PURCHASED ASSETS PRIOR TO THE CLOSING OR CIRCUMSTANCES OR OCCURRENCES OR THE OPERATIONS OF THE BUSINESS OR TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT PRIOR TO THE CLOSING, AND REGARDLESS OF

WHEN OR BY WHOM ASSERTED. Without limiting the foregoing and for the avoidance of doubt, the Assumed Liabilities shall in no event include, and the Excluded Liabilities shall include, the Specifically Excluded Liabilities. The Excluded Liabilities shall remain the responsibility and obligation of Sellers after Closing, and Sellers shall pay and discharge all such Liabilities as and when due.

Section 2.4 Excluded Liabilities. Notwithstanding any other provision of this Agreement, the Sellers, as applicable, shall retain and remain responsible for all Liabilities of the Sellers, as applicable, other than the Assumed Liabilities, including any Liability to the extent related to the conduct or operation of the Business, or to the ownership or use of the Purchased Assets, in each case prior to or on the Closing Date, and also shall include the following (collectively the “Excluded Liabilities”):

(a) all Indebtedness;

(b) all Liabilities arising out of, or relating to, the Excluded Assets;

(c) all Liabilities relating to employees of the Business;

(d) any Seller Taxes; and

(e) the Specifically Excluded Liabilities.

Section 2.5 Purchase Price. The consideration that the Buyer or its Affiliates shall pay the Sellers for the Purchased Assets, the obligations of the Sellers under Section 5.6, and the other rights of the Buyer hereunder shall be: (a) the assumption of the Assumed Liabilities, plus (b) Thirteen Million Dollars ($13,000,000), subject to adjustment pursuant to Section 2.6 (the “Purchase Price”), minus (c) the amounts paid by the Buyer or its Affiliates, on behalf of the Sellers, to each lender for the payoff of Indebtedness owed to such pursuant to Section 2.8(b) (if any) (the “Closing Payment”). As set forth in Section 2.12, the Buyer shall discharge the Purchase Price, including the Earnout Payment, if any, subject to deduction of withholding taxes under Applicable Laws. At least three (3) Business Days prior to the Closing Date, the Sellers’ Designee shall deliver to the Buyer documentation setting forth wire instructions and any other information necessary to effect the payment of the Closing Payment and the other payments contemplated by this Agreement to be made at the Closing by the Parties substantially in the form set forth on Exhibit G to this Agreement (the “Funds Flow”); provided that such Funds Flow shall set forth the amounts to be paid to each Seller by Buyer or one of its Affiliates, as the case may be.

Section 2.6 Purchase Price Adjustment.

(a) Closing Working Capital Statement. Within ninety (90) calendar days after the Closing Date, the Buyer shall prepare and deliver to the Sellers’ Designee a statement setting forth the Buyer’s calculation of Closing Working Capital and the Buyer’s calculation of the Purchase Price based thereon (the “Closing Working Capital Statement”). The Closing Working Capital Statement shall be prepared in accordance with GAAP, the sample calculation set forth on Exhibit H (which is for illustrative purposes only) and the terms of this Agreement.

4

(b) Examination and Review.

(i) After receipt of the Closing Working Capital Statement, the Sellers shall have thirty (30) calendar days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, the Sellers and the Sellers’ representatives shall have reasonable access to the relevant books and records of the Buyer to the extent that they relate to the Closing Working Capital Statement and to such historical financial information relating to the Closing Working Capital Statement as the Sellers may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below).

(ii) On or prior to the last day of the Review Period, the Sellers may object to the Closing Working Capital Statement by delivering to the Buyer a written statement setting forth the Sellers’ objections in reasonable detail, indicating each disputed item or amount and the basis for the Sellers’ disagreement therewith (the “Statement of Objections”). If the Sellers fail to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by the Sellers. If the Sellers deliver the Statement of Objections before the expiration of the Review Period, the Buyer and the Sellers shall negotiate in good faith to resolve such objections within sixty (60) calendar days after the delivery of the Statement of Objections, or such other period as the Buyer and the Sellers may mutually agree (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by the Buyer and the Sellers, shall be final and binding.

(iii) If the Sellers and the Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of FORVIS LLP or, if FORVIS LLP is unable to serve, the Buyer and the Sellers shall appoint by mutual agreement the office of an impartial, nationally recognized firm of independent certified public accountants other than Sellers’ accountants or Buyer’s accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The Independent Accountant shall only decide the specific items under dispute by the Parties and its decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv) The fees and expenses of the Independent Accountant shall be paid by the Sellers, on the one hand, and the Buyer or its Affiliates, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Sellers or the Buyer, respectively, bears to the aggregate amount actually contested by Sellers and Buyer.

(v) The Independent Accountant shall make a determination as soon as practicable within thirty (30) calendar days (or such other time as the Parties shall agree in writing) after its engagement, and its resolution of the Disputed Amounts and its adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the Parties hereto (absent manifest error or fraud).

(c) Payments of Post-Closing Adjustment.

(i) Based on the Closing Working Capital Statement as finally determined under this Section 2.6, the Purchase Price shall be increased or decreased, as the case may be, on a dollar for dollar basis by the aggregate amount equal to the Closing Working Capital minus the Target Working Capital (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number, the Buyer shall pay, or cause to be paid, to the Sellers an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, the Sellers shall pay to the Buyer or its Affiliates an amount equal to the Post-Closing Adjustment.

5

(ii) Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within five (5) Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in Section 2.6(b)(v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Sellers, as the case may be.

(d) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.6 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

Section 2.7 Closing; Delivery and Payment.

(a) Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ballard Spahr LLP at 1801 13th Street, Suite 308, Boulder, Colorado 80302 at 10:00 a.m., Boulder time, on the date that is the first calendar day of the month in the month immediately after the conditions to closing set forth in Article VI have been satisfied or duly waived (other than conditions which by their nature are to be satisfied at Closing, provided that such conditions are satisfied or waived at Closing); provided, that such conditions to closing have been satisfied or waived, as applicable, at least three (3) Business Days prior to such first calendar day of the month, or as otherwise mutually agreed by the Parties (the time and date on which the Closing occurs is hereinafter referred to as the “Closing Date”). Notwithstanding the foregoing, the Closing may take place remotely via the electronic exchange of documents, signature pages and required deliverables upon mutual agreement of the Buyer and the Sellers and the Closing will be deemed to have occurred as of the Effective Time.

(b) Delivery and Payment. At the Closing:

(i) the Buyer shall pay, or cause to be paid, to the Sellers the Closing Payment in immediately available funds in accordance with the Sellers’ payment instructions and in the amounts and to the bank account(s) directed in writing by the Sellers to the Buyer, which account designations shall be made by the Sellers and set forth in the Funds Flow not less than three (3) Business Days prior to the Closing Date;

(ii) the Buyer shall pay, or cause to be paid, on behalf of the Sellers, to each lender the respective amount payable to each lender for the payoff of Indebtedness owed to such lender as set forth in the applicable Payoff Letter (if any), by wire transfer of immediately available funds set forth in the Funds Flow;

(iii) the Buyer shall deliver to the Sellers the other Ancillary Agreements, duly executed by Buyer or its applicable Affiliates;

(iv) the Buyer shall deliver to the Sellers such instruments of assumption sufficient to assume, discharge or perform when due, all of the Assumed Liabilities, all in form and substance reasonably satisfactory to the Sellers Designee;

(v) the Buyer shall deliver to the Sellers the Buyer Bring-Down Certificates;

(vi) the Sellers shall deliver to the Buyer (x) all instruments of transfer, assignment, conveyance and other instruments sufficient to convey, transfer and assign to the Buyer or certain of its Affiliates the Purchased Assets, all in form and substance reasonably satisfactory to the Buyer, and (y) possession of such Purchased Assets;

(vii) the Sellers shall deliver to the Buyer the other Ancillary Agreements, duly executed by such Sellers;

(viii) the Sellers shall deliver to the Buyer the Seller Bring-Down Certificates;

6

(ix) the Sellers shall deliver to the Buyer payoff or release letters (“Payoff Letters”) in forms reasonably satisfactory to the Buyer from each payee with respect to any Indebtedness of the Sellers secured by an Encumbrance on the Purchased Assets or holder of an Encumbrance on the Purchased Assets (if any) evidencing the aggregate amount of the Indebtedness owed to such payee outstanding as of the Closing Date the repayment of which is required by such payee to release the Encumbrance and an agreement that, if such aggregate amount so identified is paid to such payee on the Closing Date, such Indebtedness shall be repaid in full and the relevant Encumbrance otherwise released as of the Closing and that, as of the Closing, (i) all Encumbrances securing such Indebtedness or otherwise affecting any of the Purchased Assets will be released, and (ii) all security filings made or entered into with respect to such Encumbrances will be canceled or terminated; and

(x) the applicable Sellers shall deliver to the Buyer the income tax clearance certificate, in a form satisfactory to the Buyer, under section 281 of the India Tax Act of 1961 in respect of the transfer of the Business and the Buyer; and

(xi) the Sellers shall deliver to the Buyer a written statement, executed by an officer of each such Seller, certifying as to (i) the marketing expense of the Business for Google Ads incurred in the Ordinary Course of Business for the 90 day period prior to Closing (“Pre-Closing Marketing Spend”) and (ii) the number and frequency of user notifications sent by the Business through Google Firebase in the Ordinary Course of Business for the 90 day period prior to Closing (the “Pre-Closing Notification Information”).

Section 2.8 Earnout Payment.

(a) Buyer shall pay (or cause to be paid) to the Sellers, in accordance with and subject to the terms of this Section 2.8, a contingent payment of Two Million Dollars ($2,000,000) (the “Earnout Payment”) if the Earnout Milestone is achieved. As used herein, the “Earnout Milestone” means, in the Buyer’s determination, that (i) the Post-Closing Average Worldwide Users is equal to at least 90% of the Pre-Closing Average Worldwide Users, (ii) the Post-Closing Average U.S. Monthly Users is equal to at least 90% of the Pre-Closing Average U.S. Monthly Users and (iii) the Post-Closing Average Business Revenue is equal to at least 90% of the Pre-Closing Average Business Revenue. A sample calculation of Post-Closing Average Worldwide Users, Post-Closing Average U.S. Monthly Users and Post-Closing Average Business Revenue is set forth on Exhibit I (which is for illustrative purposes only).

(b) No later than six months following the Closing Date, Buyer shall prepare and deliver to Sellers a written notice identifying whether the Earnout Milestone has been achieved along with reasonable supporting documentation regarding its determination of whether the Earnout Milestone has been achieved and, if the Earnout Milestone is achieved, Buyer shall transfer (or cause to be transferred) the Earnout Payment by wire transfer of immediately available funds to the Sellers in accordance with the Funds Flow concurrently with delivery of the notice.

(c) During the 90 day period following the Closing, Buyer agrees to (i) incur marketing expense of the Business for Google Ads for the 90 day period following the Closing in such an amount that is at least equal to the Pre-Closing Marketing Spend and (ii) send user notifications through Google Firebase for the 90 day period following the Closing in comparable quantities and frequency as set forth in the Pre-Closing Notification Information, provided that such quantities and frequency are reasonable under the circumstances.

(d) Any Earnout Payment paid pursuant to this Section 2.8 will be treated by the Parties as additional consideration over and above the purchase price as per Section 2.5 for the Purchased Assets under this Agreement .

(e) Subject to the terms and conditions of this Agreement, each Seller acknowledges that upon the Closing, (i) the Earn-out Payment is speculative and subject to numerous factors outside of Buyer’s control, (ii) there is no assurance that any Seller will receive the Earn-out Payment, and (iii) Buyer owes no fiduciary duty or express or implied duty to any Seller or any Seller Partner.

(f) Buyer shall have the right to withhold and set off against any amount otherwise due to be paid pursuant to this Section 2.8 the amount of (i) any Post-Closing Adjustment that becomes payable to the Sellers under Section 2.6 and (ii) any Losses to which any Buyer Indemnitee may be entitled pursuant to this Agreement. The exercise of such right of set off by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute a default under this Agreement. Neither the exercise of, nor failure to exercise, the right of set off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

7

Section 2.9 Taxes and Fees. All non-U.S. transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Agreements (including any real property transfer Tax and any other similar Tax) (“Transfer Taxes”) shall be borne and paid by the Sellers when due. Buyer shall pay all U.S. Transfer Taxes. Each Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall reasonably cooperate with respect thereto as necessary). The Parties may, at the Sellers’ expense, in order to comply with the provisions of Applicable Law and facilitate the payment of stamp duty and registration charges pertaining to the transfer of the relevant assets, execute separate instruments of conveyance and/or deeds of assignment for conveying and assigning the right, title and interest of the Sellers in such assets to the Buyer.

Section 2.10 Allocation of Purchase Price. Sellers and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Sellers within 90 days following the Closing Date. If a Seller notifies Buyer in writing that such Seller objects to one or more items reflected in the Allocation Schedule, Sellers and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Sellers and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within 120 days following the Closing Date, such dispute shall be resolved by the Independent Accountant. The fees and expenses of such accounting firm shall be borne equally by the Sellers and Buyer. Buyer and the Sellers shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to Section 2.10 herein shall be allocated in a manner consistent with the Allocation Schedule.

Section 2.11 Third Party Consents. To the extent that any Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer or its Affiliates without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and such Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, such Seller, to the maximum extent permitted by Law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

Section 2.12 Withholding. Notwithstanding any provision herein to the contrary, Buyer shall be entitled to deduct and withhold from any consideration payable under this Agreement any amounts required to be deducted and withheld under the Code or any other Applicable Law. Buyer shall provide the Seller Designee with written notice of any amounts required to be withheld no later than five (5) days prior to Closing. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. Buyer shall remit or cause to be remitted any amounts that are deducted and withheld pursuant to this Section 2.12 to the applicable Governmental Authority.

Section 2.13 Local Transfer Agreements. In connection with the transactions contemplated by this Agreement and the other Ancillary Agreements, on or before the Closing, Buyer and its relevant Affiliates and each of the Sellers shall enter into separate business transfer and services agreements in a form reasonably satisfactory to the Parties (each a “Local Transfer Agreement”) with respect to the Purchased Assets and the Assumed Liabilities being transferred and assumed (as applicable) under this Agreement.

8

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

The Sellers jointly and severally represent and warrant to the Buyer as follows as of the date hereof and as of the Closing Date:

Section 3.1 Organization and Authority of the Sellers.

(a) Each Seller has been duly incorporated or formed, is validly existing and is in good standing under the Laws of its jurisdiction of incorporation or formation, with the requisite organizational power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as now being conducted. No Seller is required to be registered, licensed or qualified to do business in any other jurisdiction in order to conduct the Business. Each Seller has made available to the Buyer true, complete and correct copies (which have been properly translated into English, where necessary) of the Organizational Documents for each Seller.

(b) Each Seller has the full organizational power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, as the case may be, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly authorized, executed and delivered by each Seller and constitutes a legal, valid and binding agreement of such Seller, enforceable in accordance with its terms, subject to the Enforceability Exceptions, and no other proceedings on the part of such Seller are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. Each Ancillary Agreement to which a Seller is a party will have been duly authorized, executed and delivered by such Seller and will constitute a legal, valid and binding agreement of such Seller, enforceable in accordance with its terms, subject to the Enforceability Exceptions, and no other proceedings on the part of such Seller will be necessary to authorize such Ancillary Agreement and the consummation of the transactions contemplated thereby.

Section 3.2 No Conflicts; Consents.

(a) Neither the execution and delivery of this Agreement or any Ancillary Agreement by any Seller nor the consummation by the Sellers of the transactions contemplated hereby and thereby will (i) violate, conflict with or result in a breach of any provision of such Seller’s Organizational Documents; (ii) violate in any material respects any Law or any Order to which such Seller is subject; (iii) except as set forth on Schedule 3.2(a), conflict with, result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any other Person any rights of termination, amendment, acceleration or cancellation of any Assigned Contract or by which any of the Purchased Assets are subject to or bound; or (iv) result in the creation of any Encumbrance on any of the Purchased Assets, the Assumed Liabilities, or the rights or privileges of any of them, whether tangible or intangible, and whether owned, possessed or granted by Sellers.

(b) The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Sellers or the consummation by the Sellers of the transactions contemplated hereby and thereby do not and will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or any other Person, except as set forth in Schedule 3.2(b).

Section 3.3 Absence of Certain Changes or Events. Since December 31, 2022, there has not been any fact, event or development that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Further, except as set forth in Schedule 3.3, since December 31, 2022, the Sellers have conducted the Business in the ordinary and usual course and have not, with respect to the Business:

(a) sold, assigned, pledged or otherwise transferred any assets that are material to the Business as a whole;

(b) acquired a substantial portion of the assets, equity, or business of any Person or any division or line of business thereof, which, in any case, are primarily related to the Business;

9

(c) acquired or disposed of any assets primarily related to the Business (or entered into any agreement or other arrangement therefor) in excess of $20,000;

(d) suffered any damage, destruction or other casualty loss (whether or not covered by insurance) in excess of $20,000 in the aggregate;

(e) created any Encumbrances (except Permitted Encumbrances) on any Purchased Assets;

(f) made any loans or advances by a Seller to, or guarantees for the benefit of, any Persons (except in connection with arrangements with trade creditors in the Ordinary Course of Business and in an amount not to exceed $10,000 in the aggregate) in each case to the extent primarily related to the Business;

(g) cancelled or waived any Indebtedness, claims or rights with a value to the Business equal to or in excess of $20,000 in the aggregate;

(h) made any (i) material change in accounting methods or practices of the Business taken as a whole or (ii) any change to any collection, pricing, discount, rebate, payment or cash management policy or practice of the Business, including any failure to timely pay accounts and trade payables when due in the Ordinary Course of Business consistent with past practice (except for any such change required by reason of a change in Law);

(i) made any amendment or modification to, waiver of rights under, or termination of any Assigned Contract;

(j) received any notice from any Governmental Authority with respect to any violations or alleged violations of Laws applicable to the Business by such Seller, or any of its respective officers, directors, partners, or employees, in each case to the extent such violation or alleged violation was primarily related to the operation of the Business;

(k) entered into any settlement agreement with respect to Third Party disputes or Actions or any waiver or compromise of any rights of Sellers or primarily related to the Business;

(l) entered into or carried out any plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of any Seller, in each case to the extent primarily related to the Business;

(m) entered into or carried out any transaction other than in the Ordinary Course of Business; or

(n) committed (orally or in writing) to do any of the foregoing.

Section 3.4 Title Condition and Sufficiency of Purchased Assets.

(a) The Sellers own, lease or have the legal right to use all of the Purchased Assets and have good and marketable title to (or in the case of its leased Purchased Assets, valid leasehold interest in) all of the Purchased Assets, free and clear of Encumbrances, except for Permitted Encumbrances.

(b) Each piece of equipment included in the Purchased Assets, if any, is in good operating condition and useable in the ordinary course of business (subject to normal wear and tear), and is suitable for the purpose for which it is presently used. None of the Purchased Assets is in the possession of any Person other than a Seller. There exists no restriction on the use or transfer of the Purchased Assets other than restrictions under laws generally applicable to the Purchased Assets.

10

(c) Except for the assets set forth in Schedule 3.4(c), the Purchased Assets constitute all of the rights, property and assets (of any type, whether tangible or intangible) necessary to conduct the Business in the same manner as the Business is (i) currently being conducted or (ii) planned to be conducted by the Sellers, including, without limitation, the satisfaction of the Sellers’ obligations under the Assumed Liabilities. There exists no condition, restriction or reservation affecting the title to or utility of the Purchased Assets or the Assumed Liabilities which would prevent the Buyer or any of its Affiliates from utilizing the Purchased Assets or enforcing the rights under the Assumed Liabilities, or any part thereof, to the same full extent that the Sellers might continue to do so if the sale and transfer contemplated hereby did not take place. Upon the Closing, good and marketable title to the Purchased Assets shall be vested in the Buyer or one of its Affiliates free and clear of all Encumbrances (other than Permitted Encumbrances) and the Buyer or one of its Affiliates shall assume the rights under the Assumed Liabilities free and clear of all Encumbrances (other than Permitted Encumbrances and any obligations to perform under the Assumed Liabilities in accordance with the terms of the Assumed Liabilities).

Section 3.5 Financial Information; Absence of Undisclosed Liabilities.

(a) The Sellers have delivered to Buyer the carved-out, consolidated, unaudited financial statements of the Sellers with respect to the Business as of and for the fiscal years ended December 31, 2021 and December 31, 2022 (including, in each case, balance sheets, statements of income and statements of cash flows) and the carved-out, consolidated, unaudited financial statements of the Sellers with respect to the Business (including, in each case, balance sheets, statements of income and statements of cash flows) as of June 30, 2023 and for the six months then ended (collectively, the “Financial Statements”). The Financial Statements are true and correct in all material respects and (i) fairly present in all material respects the financial condition of each Seller with respect to the Business at the dates therein indicated and the results of operations and cash flows of each Seller with respect to the Business for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments, which would not be material, individually and in the aggregate) and (ii) were prepared in accordance with GAAP (except for the absence of footnotes in the unaudited Financial Statements), applied on a consistent basis throughout the periods indicated and consistent with each other. The Books and Records are complete and accurate in all respects and have been, and are being, maintained in accordance with GAAP and all applicable legal and accounting requirements, and the Financial Statements are consistent with such Books and Records.

(b) None of the directors, managers, officers, shareholders, agents or employees of Sellers or any of their respective Affiliates acting with, on behalf of, or for the benefit of, any Seller, has established, maintained or created any fund, asset or Liability that has not been properly recorded in the Books and Records.

(c) Each Seller has established proper and adequate internal accounting controls which provide assurance that, with respect to the Business, (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of Sellers and to maintain accountability for Sellers’ assets; (iii) access to Sellers’ assets is permitted only in accordance with management’s authorization; (iv) the reporting of Sellers’ assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to affect the collection thereof on a current and timely basis.

(d) Set forth on Schedule 3.5(d) is a full and accurate schedule with respect to the billed Accounts Receivable as of June 30, 2023. All of the Accounts Receivable as of June 30, 2023 arose in the Ordinary Course of Business, represent valid obligations arising from sales actually made and services actually provided, and are carried at values determined in accordance with GAAP consistently applied. No Person has any Encumbrance or claim on any Accounts Receivable, and no Seller has agreed to any deduction, discount, or other deferred price or quantity adjustment with respect to any Accounts Receivable as of June 30, 2023.

(e) There exist no material Liabilities of the Sellers (with respect to the Business) except (i) Current Liabilities taken into the determination of the Closing Working Capital, (ii) as disclosed on Schedule 3.5(e), (iii) unsecured liabilities and obligations incurred in the Ordinary Course of Business since December 31, 2021 (none of which have an adverse effect on the Business, individually or in the aggregate), and (iv) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby.

11

(f) Each Seller has either (i) filed or caused to be filed with the appropriate Governmental Authority all unclaimed property reports required to be filed and has remitted to the appropriate Governmental Authority all unclaimed property required to be remitted, or (ii) delivered or paid all unclaimed property to its original or proper recipient.

Section 3.6 Litigation. Except as set forth in Schedule 3.6(a), (i) there is no and has not been any Action pending or, to Sellers’ Knowledge, threatened against any Seller or any of its Affiliates with respect to the Business or its Purchased Assets, at Law, in equity or otherwise, in, before, or by, any court or Governmental Authority and (ii) no Seller nor any of its Affiliates (with respect to the Business) is subject to any outstanding Order that relates to such Seller (with respect to the Business) or the Business. Schedule 3.6(b) sets forth a list of all Actions involving any of the Sellers (with respect to the Business), the Business, or any Purchased Assets. There is no Action pending or, to Sellers’ Knowledge, threatened before any Governmental Authority against any Seller that would restrict or limit the ability of such Seller to perform its obligations under this Agreement or the Ancillary Agreements to which it is a party, as applicable, or which seeks to prevent the consummation of the transactions contemplated herein or therein.

Section 3.7 Compliance with Law; Permits.

(a) Except as set forth in Schedule 3.7(a), the Sellers are and have been in compliance in all material respects with all Laws applicable to the Business Neither the execution of this Agreement nor the Closing does or will constitute or result in any default, breach or violation by any Seller under any applicable Law, and no Seller has received any written notice alleging such a default, breach or violation.

(b) Except as set forth in Schedule 3.7(b), neither any of the Sellers nor, to Sellers’ Knowledge, any manager, officer, employee, distributor, reseller, consultant, agent or other Third Party acting on behalf of any Seller, has provided, attempted to provide, or authorized the provision of anything of value (including payments, meals, entertainment, travel expenses or accommodations, or gifts), directly or indirectly, to any person, including a “foreign official”, as defined by the Foreign Corrupt Practices Act (“FCPA”), which includes employees or officials working for state-owned or controlled entities, a foreign political party or candidate, any individual employed by or working on behalf of a public international organization, or any other person, for the purpose of (i) obtaining or retaining business; (ii) influencing any act or decision of a foreign government official in their official capacity; (iii) inducing a foreign government official to do or omit to do any act in violation of their lawful duties; (iv) directing business to another; or (v) securing any advantage, in each case in violation of the FCPA or any applicable local, domestic, or international anticorruption laws. The Sellers maintain internal controls and compliance programs in respect of the operation of the Business to detect and prevent violations of anticorruption laws (including the FCPA).

(c) Each Seller holds and is in compliance with all Permits in all material respects required to conduct the Business or to own, lease, operate or use the Purchased Assets, and each such Permit is valid, in full force and effect, and listed on Schedule 3.7(c)(i). Neither the execution of this Agreement nor the Closing does or will constitute or result in a default under or violation of, or result in the termination, revocation, suspension or modification of, any such Permit. Except as set forth on Schedule 3.7(c)(ii), each such Permit is transferable to Buyer without consent, waiver, approval or authorization of, filing or registration with, or notice to, any Governmental Authority or Third Party.

Section 3.8 Contracts.

(a) Schedule 3.8(a) lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which any Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all IP Contracts, being “Material Contracts”):

(i) all Contracts involving aggregate consideration in excess of $25,000 and which, in each case, cannot be cancelled without penalty or without more than 90 days’ notice;

(ii) all Contracts that require any Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

12

(iii) all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than 90 days’ notice;

(vii) except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, guarantees);

(viii) all Contracts with any Governmental Authority;

(ix) all Contracts that limit or purport to limit the ability of any Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) all Contracts pursuant to which any Seller is bound to or has committed to provide any Business Services to any Third Party on a most favored nation basis or similar terms that requires such Seller to provide its most competitive pricing term;

(xi) all joint venture, partnership or similar Contracts;

(xii) all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xiii) all powers of attorney with respect to the Business or any Purchased Asset;

(xiv) all agency, dealer, distribution, sales representative, marketer, remarketer, promotion, reseller, referral or other Contracts for the distribution, marketing, promotion or sale of Business Services;

(xv) any confidentiality and non-disclosure agreements related to the Business Intellectual Property (whether any Seller is the beneficiary or the obligated party thereunder), other than those related to commercial transactions in the ordinary course of business that are not individually material;

(xvi) all Contracts that are Data Contracts;

(xvii) all collective bargaining agreements or Contracts with any union; and

(xviii) all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 3.8(a).

13

(b) The Sellers have made available to the Buyer true, correct and complete copies of all written Material Contracts and a written description of each Material Contract that is an oral agreement or arrangement (together with all amendments, modifications and waivers thereto in effect).

(c) Each Transferred Contract is valid and in full force and effect in accordance with the terms of such Contract. There is no default or claim of default under any Transferred Contract, and there are no disputes, pending or, to Sellers’ Knowledge, threatened, with regard to any such Transferred Contract. No event has occurred that, with the passage of time or the giving of notice or both, would constitute a default by any Seller or, to Sellers’ Knowledge, any other party thereto under any Transferred Contract, or would permit any material modification, acceleration, or termination of any Transferred Contract, or result in the creation of an Encumbrance on any of the Purchased Assets, except for Permitted Encumbrances.

Section 3.9 Intellectual Property.

(a) Set forth in Schedule 3.9(a) is a complete and correct list of all patents, pending patent applications, industrial design registrations and pending applications therefor, registered trademarks, material unregistered trademarks, registered copyrights, trade names, registered service marks, trade dress and all applications for any of the foregoing which are included in the Business Intellectual Property and owned by Sellers, identifying for each such item of Intellectual Property the patent, application number, registration number, owner(s), and country of origin (such Intellectual Property, together with all other Business Intellectual Property owned or purported to be owned by any Seller or Affiliate of a Seller, the “Owned Business Intellectual Property”). Schedule 3.9(a) also contains a complete and accurate list of all Software, domain names and social media accounts included in Owned Business Intellectual Property and a general description of material Know-How included in Owned Business Intellectual Property.

(b) Except as set forth in Schedule 3.9(b), each item of Owned Business Intellectual Property is valid and enforceable and each item of registered Owned Business Intellectual Property is subsisting. The Sellers (or one or more of them) own all right, title, and interest in and to the Owned Business Intellectual Property, free and clear of any Encumbrance, except Permitted Encumbrances. None of the Owned Business Intellectual Property is subject to any outstanding Order or is or has been the subject of any pending or, to Sellers’ Knowledge, threatened Action, including any Action asserting the invalidity, misuse or unenforceability of any Owned Business Intellectual Property. No funding, facilities or personnel of any Governmental Authority have been used, directly or indirectly, to develop or create, in whole or in part, any Owned Business Intellectual Property. There are no agreements, consents or stipulations to which a Seller is a party that would prevent or restrict any Seller or the Buyer or any of its Affiliates from using any Business Intellectual Property after the Closing in the same matter. There are no filings with the USPTO or foreign equivalent with respect to any of the registered Owned Business Intellectual Property that are due or will be due within 120 days following the date hereof, other than as set forth on Schedule 3.9(a).

(c) Schedule 3.9(c) lists all Contracts by which: (i) a Seller is authorized to use any of the Business Intellectual Property, (ii) a Seller or Affiliate of a Seller has granted a license, covenant not- to-sue, the right to coexist, or other right, title, or interest in or to any Business Intellectual Property to a Third Party, (iii) under which a Seller or Affiliate of a Seller has procured the development or customization of the Business Services or any Business Intellectual Property, including any Business Systems, (iv) under which any Seller or Affiliate of Seller has settled any dispute or Action related to Business Intellectual Property and (v) a Seller has or benefits from any confidentiality and non-disclosure clauses related to the Business Intellectual Property, other than those related to commercial transactions in the ordinary course of business that are not individually material (collectively, the “IP Contracts”). The Sellers have provided the Buyer with true and complete copies of all IP Contracts. Each such IP Contract is valid and is in full force and effect in accordance with the terms of such IP Contract. There is no default or claim of default under any IP Contract, and no event has occurred that, with the passage of time or the giving of notice or both, would constitute a default by any Seller or, to Sellers’ Knowledge, any other party thereto under any IP Contract, or would permit any modification, acceleration, or termination of any IP Contract. Except as set forth in Schedule 3.9(c), the consummation of the transactions contemplated by this Agreement will not cause the termination or impairment of, or otherwise require the consent, approval or other authorization of or notification to any party to, any IP Contract.

14

(d) None of (i) the Business Services, (ii) the Owned Business Intellectual Property, or (iii) the conduct of the Business as conducted in the past, currently conducted or currently proposed to be conducted has, does or will infringe, violate or misappropriate any Intellectual Property right of any other Person in any respect, and no Seller or Affiliate of a Seller has received any charge, complaint, claim, demand, or notice, or been a party to any Action, alleging any such interference, infringement, misappropriation, or violation. No Person has infringed upon, misappropriated, or otherwise come into conflict with or violated any rights arising under the Owned Business Intellectual Property, and no Seller or Affiliate of a Seller has given notice to any other Person asserting of any of the foregoing or, to Sellers’ Knowledge, otherwise threatened to assert any of the foregoing, and no Seller or Affiliate of a Seller is or has been a party to any Action including such a claim.

(e) Except as set forth in Schedule 3.9(e) (the “Excluded Intellectual Property”), the Intellectual Property and licenses and other rights to use Intellectual Property included in the Purchased Assets are all of the Intellectual Property rights used or held for use or otherwise necessary to conduct the Business in the same manner in all material respects as the Business is currently being conducted, and immediately following the Closing Date, all such Intellectual Property will be owned by or available for use by Buyer in such manner and on the same conditions (with respect to rights in Business Intellectual Property that is not Owned Business Intellectual Property).

(f) No employee or consultant of any Seller has claimed rights to or any interests in or to any of the Business Intellectual Property via written notice or other communication to any Seller. All employees, agents, consultants and contractors who have contributed to or participated in the creation or development of any of the Business Intellectual Property either: (i) created such materials in the scope of his or her employment and such Business Intellectual Property is Owned Business Intellectual Property; (ii) is a party to a “work-for-hire” agreement under which the applicable Seller is deemed to be the original owner/author of all rights, title, and interest therein, and such Intellectual Property is Owned Business Intellectual Property; or (iii) has executed an irrevocable assignment or an agreement to assign in favor of the applicable Seller all right, title and interest in such Intellectual Property, and such Intellectual Property is Owned Business Intellectual Property. The Sellers have taken all reasonable steps to protect their respective rights in confidential information and trade secrets used in connection with the conduct of the Business.

(g) Each Seller is in compliance with the terms and conditions of all licenses for any software or other material that is distributed as “free software,” “open source software,” “source available,” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, MIT licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License) or as otherwise defined as an open source license, arrangement, or distribution model by the Open Source Initiative at www.opensource.org or the Free Software Foundation at https://www.fsf.org/ (“Open Source Materials”) used or necessary for use in the Business. No Seller has used Open Source Materials in any manner that creates, or purports to create, obligations for any Seller with respect to any Owned Business Intellectual Property or grants, or purports to grant, to any Third Party any rights or immunities under any Owned Business Intellectual Property.

(h) Except as set forth on Schedule 3.9(h), the Business Systems: (i) constitute all the information and communications technology and other systems infrastructure reasonably necessary to carry on the Business as currently conducted, including having sufficient capacity and maintenance and support requirements to satisfy the requirements of the Business as currently conducted with regard to information and communications technology, data processing and communications; and (ii) operates in good working order and functions in accordance with all applicable documentation and specifications without any substandard performance or defect in any part of such Systems. With respect to the Business, the Sellers have implemented and maintain reasonable security, disaster recovery and business continuity plans consistent with industry practices of companies offering similar services and Processing similarly sensitive Business Data, and which contain appropriate measures designed to (1) ensure the security and confidentiality of Business Data; (2) protect against any unanticipated threats or hazards to the security or integrity of such information; (3) protect against the unauthorized access to or use of such information that could result in substantial harm or inconvenience to the owner(s) or subjects of such Business Data; and (4) ensure the proper disposal of such information, and act in material compliance therewith.

15

(i) Each Seller has valid and subsisting contractual rights and lawful bases to Process or to have Processed all Business-Licensed Data howsoever obtained or collected by or for such Seller in the manner that it is Processed by or for such Seller. Each Seller has all rights, lawful bases, permissions, licenses or authorizations required under Laws and relevant Contracts, to retain, produce copies, prepare derivative works, disclose, combine with other data, and grant Third Parties rights, as applicable, to each of the Business-Licensed Data as necessary for the operation of the Business as presently conducted. Each Seller is and has been in compliance with all Contracts pursuant to which such Seller Processes or has Processed Business-Licensed Data, and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation or breach of, or default under, any such Contract. Schedule 3.9(i) identifies each Contract governing any Business-Licensed Data to which any Seller is a party or is bound by, except for customer contracts that do not deviate from the Company’s standard form of customer contract for the services offered in the Business (a copy of which has been made available to Buyer). For the avoidance of doubt, “Contract” includes any terms of service, privacy policy, cookie policy or similar terms or conditions (including any included on any Business Website). Each Seller is the owner of all right, title and interest in and to each element of such Seller’s Business-Owned Data. Each Seller has the right to Process all of such Seller’s Business-Owned Data without obtaining any permission or authorization of any Person that has not already been obtained as of the Agreement Date. No Seller has entered into any Contract governing any Business-Owned Data or to which such Seller is a party or bound by, except for customer contracts that do not deviate in any respect from the Company’s standard form of customer contract for Company Services (a copy of which has been made available to Buyer). At the Closing, all of the Business- Owned Data will be in the possession of the Sellers.

(j) Subject to the disclosures set forth on Schedule 3. 9(j), the Business Systems included in the Purchased Assets (the “Purchased Business Systems”), the Business Websites and Business Data are free from defects, inaccuracies, data integrity defects and bugs. The Software included in the Purchased Business Systems and the Business Websites does not contain (i) any clock, timer, counter, or other limiting or disabling code, design, routine, or any viruses, Trojan horses, or other disabling or disruptive codes or commands that would cause such software to be erased, made inoperable, or otherwise rendered incapable of performing in accordance with its performance specifications and descriptions or otherwise limit or restrict any Seller’s or any Person’s ability to use such Software or the Business Websites, or (ii) any back doors or other undocumented access mechanism allowing unauthorized access to, and/or viewing, manipulation, modification, or the making of other changes to, such Software.

Section 3.10 Taxes.

(a) Except as set forth in Schedule 3.10(a), each Seller has filed or caused to be filed with the appropriate Governmental Authorities and in a timely manner (within any applicable extension periods) all Tax Returns required to be filed by it with respect to the Business, the Purchased Assets, and the Assumed Liabilities and has paid or caused to be paid all Taxes with respect to the Business, the Purchased Assets, and the Assumed Liabilities (whether or not shown to be due on such Tax Returns) to the appropriate Governmental Authority. Such Tax Returns are true, accurate, and complete in all material respects. No Seller is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the Ordinary Course of Business. None of the Sellers has entered into any “listed transactions” as defined in Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Applicable Law).

(b) There are no outstanding waivers, extensions, or agreements regarding the statute of limitations applicable to any Taxes or Tax Returns as they relate to the Business, the Purchased Assets, or the Assumed Liabilities of any Seller.

(c) There are no Encumbrances of Taxes (other than for Permitted Encumbrances) upon the Purchased Assets.

(d) Schedule 3.10(d) lists all Tax holiday, abatements, incentives, and similar grants made or awarded to any Seller by any Governmental Authority with respect to the Business, the Purchased Assets, or the Assumed Liabilities.

(e) No Tax audits or administrative or judicial proceedings are pending or being conducted by any Governmental Authority with respect to any Seller in relation to the Business, the Purchased Assets, or the Assumed Liabilities. No Seller has received from any Governmental Authority any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Authority against such Seller, in each case, with respect to the Business, the Purchased Assets, or the Assumed Liabilities.

16

(f) No power of attorney with respect to any Taxes has been executed of filed with any Governmental Authority by or on behalf of any Seller with respect to the Business, the Purchased Assets, or the Assumed Liabilities that would be binding on the Buyer after the Closing Date.

(g) None of Buyer or any of its Affiliates will be required to include any item of income in taxable income for any taxable period ending after the Closing Date as a result of any of the Purchased Assets or Assumed Liabilities constituting a prepaid amount received on or prior to the Closing Date.

(h) None of the Purchased Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(i) None of the Purchased Assets has been financed with or directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. No Seller is a borrower or guarantor of any outstanding industrial revenue bonds, and no Seller is a tenant, principal user, or related person to a principal user (within the meaning of Section 144(a) of the Code) of any property that has been financed or improved with the proceeds of any industrial revenue bonds.

(j) No Seller is a party to or bound by any agreement or arrangement, the principal subject matter of which is the sharing, indemnification or allocation of Taxes that would be binding on the Buyer or any of its Affiliates after the Closing Date.

(k) None of the Purchased Assets has been or could be treated as an interest in any joint venture or partnership for income Tax purposes.

Section 3.11 Warranties. Each Seller has provided all Business Services in accordance with all applicable contractual obligations, including any service level agreements with regard to purchased assets and business only. No Business Service is subject to any guaranty, warranty, right of credit, service level credit or other indemnity other than those contained in contracts that do not deviate from the Company’s standard form of customer contract for the Business Services (true, correct and complete copies of which have been provided to Buyer). Schedule 3.11 sets forth the aggregate expenses incurred by each Seller in fulfilling its obligations under such provisions during each of the fiscal years and the interim period covered by the Financial Statements.

Section 3.12 Data Privacy.

(a) Each Seller’s data privacy and security practices and processing of Personal Data materially comply, and at all times have materially complied, with all of the Privacy Commitments (as defined herein), Privacy Laws and Contracts involving Business Data to which any Seller is a party or is bound by (a “Data Contract”), as applicable. Each Seller has at all times: (i) had a valid legal basis (including providing adequate notice and obtaining any necessary consents from individuals) required for the Processing of Personal Data as conducted by or for such Seller in connection with the Business, (ii) refrained from selling or sharing Personal Data with Third Parties for the Third Party’s benefit except as permitted under applicable Law and by any Person with the applicable rights in such Personal Data, and (iii)  abided by any privacy rights and choices under applicable Privacy Laws (including privacy by default obligations under applicable Privacy Laws and data-subject opt-out preferences) of individuals relating to Personal Data (such obligations along with all statements and obligations contained in Business Privacy Policies, collectively, “Privacy Commitments”). No Seller has granted any options, rights of first refusal or negotiation or other similar rights, licenses or agreements of any kind relating to any Business Data, and no Seller is bound by or a party to any option, rights of first refusal or negotiation or other similar rights, license or agreement of any kind with respect to any of the Business Data. Neither the execution, delivery and performance of this Agreement nor the taking over by Buyer of all of the Business Data and other information relating to any Seller’s end users, employees, vendors or clients, or any other category of individuals, will cause, constitute or result in a breach or violation of any Privacy Laws or Privacy Commitments, any Business Data Agreements or any standard terms of service entered into by such Seller with individuals the Personal Data of whom is Processed by each of such Seller and its Processors. Copies of all current and prior Business Privacy Policies have been made available to Buyer and such copies are true, correct and complete.

17

(b) Each Seller has established and maintains appropriate technical, physical and organizational measures and security systems and technologies in compliance with all data security and other applicable requirements under Privacy Laws and Privacy Commitments that are designed to protect Business Data against: (i) accidental or unlawful Processing or disclosure; (ii) breaches of confidentiality; (iii) unavailability of Business Data; or (iv) other events which affect the integrity of Business Data, in each case, in a manner appropriate to the risks represented by the Processing of such data by such Seller, its data processors and any other Third Party with whom such Seller has shared such Business Data (such processors and foregoing Third Parties, collectively, “Processors”). Each Seller and Processors have taken commercially reasonable steps to ensure the compliance of their respective employees and contractors who have access to Business Data, to train such employees on all applicable aspects of any Privacy Law and Privacy Commitments and to ensure that all employees with the authority and/or ability to access such data are under written obligations of confidentiality with respect to such data. Each Seller has processes in place for identifying Personal Data in the materials it offers to its users on its websites and takes appropriate steps to ensure it is able legally to use such Personal Data as part of its commercial offering.

(c) No Seller has received or experienced and there is no circumstance (including any circumstance arising as a result of an audit or inspection carried out by any Governmental Authority) that would reasonably be expected to give rise to, any Action, Order, notice, communication, warrant, regulatory opinion, audit result or allegation from a Governmental Authority or any other Person (including an end user): (i) alleging or confirming non-compliance with a relevant requirement of Privacy Laws, Business Data Agreement or Privacy Commitments, (ii) requiring or requesting such Seller to amend, rectify, cease Processing, de-combine, permanently anonymize, block or delete any Business Data, (iii) permitting or mandating relevant Governmental Authorities to investigate, requisition information from, or enter the premises of, such Seller in relation to Privacy Laws, or (iv) claiming compensation from such Seller in relation to Privacy Laws. There are no unsatisfied requests from individuals or other Third Parties to any Seller seeking to exercise any data protection or privacy rights (such as rights to access, rectify, or delete Personal Data, to restrict or object to processing of Personal Data, or relating to data portability). No Seller has been involved in any Legal Proceedings involving non-compliance or alleged non-compliance with Privacy Laws or Privacy Commitments.

(d) Where any Seller uses a Processor to Process Personal Data, the Processor has provided guarantees, warranties or covenants in relation to Processing of Personal Data, confidentiality, integrity, availability, security measures and agreed to compliance with those obligations that are sufficient for such Seller’s material compliance with Privacy Laws and Privacy Commitments (including for the evaluation of the Processor, including its technical and organizational measures), and there is in existence a written Contract between such Seller and each such Processor that materially complies with the requirements of all Privacy Laws and Privacy Commitments. The Company has made available to Buyer true, correct and complete copies of all such Contracts and such Processors have not breached any such Contracts pertaining to Personal Data Processed by such Persons on behalf of any Seller.

(e) No Seller has transferred or knowingly permitted the transfer of Personal Data originating in the EEA outside the EEA, except where such transfers have complied with the requirements of Privacy Laws and Privacy Commitments.

(f) No security incident, violation of any data security policy, breach, or unauthorized access or disclosure in relation to Business Data or Confidential Information (including Personal Data in any Seller’s possession, custody or control) has occurred, and there has been no unauthorized or illegal Processing of any of the foregoing. Neither any Seller nor any Person acting on any Seller’s behalf or direction has: (i) paid any perpetrator of any data breach incident, ransomware or cyber-attack or (ii) paid any Third Party with actual or alleged information about a data breach incident, ransomware or cyber- attack, pursuant to a request for payment from or on behalf of such perpetrator or other third Person. No data or security incident, including malware, ransomware, virus, compromise of credentials, denial-of- service attack, compromise of data integrity, confidentiality or availability, or unauthorized intrusion of any kind has occurred with respect to the Business Systems. No circumstance has arisen in which: (x) applicable Laws (including Privacy Laws) would require any Seller to notify a Governmental Authority or an applicable individual of a data breach or security incident, or operational incident or (y) applicable guidance or codes or practice promulgated under applicable Laws (including Privacy Laws) would recommend any Seller to notify a Governmental Authority or an applicable individual of a data breach or security incident or operational incident.

Section 3.13 Brokers and Finders. Neither any Seller nor any of its Affiliates have employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

18

Section 3.14 Insurance. Set forth on Schedule 3.14(a) is a list of all insurance policies, bonds and insurance risk arrangements currently maintained by, on behalf of or for the benefit of the Business or providing coverage to or in respect of any Purchased Assets, Assumed Liabilities or any assets, properties, liabilities or operations of the Business, including the name of the insurer, type of insurance, and coverage in respect of each such policy (collectively, with such policies maintained at any time in the past eighteen (18) months, the “Insurance Policies”). The Insurance Policies are in full force and effect and no Seller or any of their respective Affiliates are in default or breach, whether as to the payment of premiums or otherwise, under the terms of the Insurance Policies. No notice of cancellation, election to not renew or termination has been received by any Seller or its Affiliates with respect to any such Insurance Policy. Such Insurance Policies are sufficient for compliance with (a) all requirements of applicable Law and (b) all Material Contracts. Neither the Sellers nor any of their Affiliates has been refused or denied any insurance coverage with respect to the Business, the Purchased Assets, the Assumed Liabilities or the assets, properties, liabilities or operations of the Business, and neither the Sellers’ or its Affiliates coverage has not been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance with respect to the Business, the Purchased Assets, the Assumed Liabilities or the assets, properties, liabilities or operations of the Business. The Insurance Policies have not had their limits exhausted or materially reduced as a result of the payment of claims or otherwise. The Sellers have made available to Buyer a true, correct and complete list of all claims that have been made in the eighteen (18) months prior to the date hereof in respect of the Business, the Purchased Assets, Assumed Liabilities or any assets, properties, liabilities or operations of the Business under any Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business.

Section 3.15 Transactions with Related Persons; Outside Shares.

(a) No director, officer, or Affiliate of any Seller, nor any individual related by blood, marriage, civil partnership or adoption to any such director, manager, officer, or Affiliate, or any employee of any Seller, owns any beneficial interest, has any interest in any of the Purchased Assets or the Business Intellectual Property.

(b) None of the Sellers nor any director, officer, or employee or Affiliate of any Seller have any direct financial interest in any competitor with or supplier, sales representative, distributor or customer of the Business or the Business Services; provided, however, that for this purpose ownership of corporate securities having no more than 2% of the outstanding voting power of any competitor, supplier or customer, which securities are publicly traded shall not be deemed to be such a financial interest.

Section 3.16 International Operations. Each Seller (with respect to the Business) has acted:

(a) pursuant to valid qualifications to do business in all jurisdictions where such qualification is required by local Law and by the nature of such Seller’s activities in such jurisdictions, except such qualifications that would not be material to the Business;

(b) without notice of violation of and in compliance with all applicable anti-boycott laws, regulations and guidelines, including without limitation Section 999 of the Code and the regulations and guidelines issued pursuant thereto and the Export Administration Regulations administered by the U.S. Department of Commerce, both as amended from time to time, including all reporting requirements, and has not agreed to participate in or cooperate with an unsanctioned boycott (i.e., the Arab boycott of Israel), including any agreement to provide boycott-related information or to refuse to do any business with any Person for boycott-related reasons; and

(c) without notice of violation of and in compliance with any and all (i) applicable import Laws, (ii) export and re-export control Laws of any and all applicable jurisdictions, including without limitation applicable Laws of the United States, Canada and any jurisdiction from which exports or re-exports are made by any Seller, and including without limitation the Export Administration Regulations administered by the U.S. Department of Commerce, and (iii) applicable sanctions Laws of the United States, the European Union, Canada and other applicable jurisdictions including those implementing United Nations sanctions or restrictive measures, including without limitation applicable executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department, as all such Laws are or have been amended from time to time; and without notice of violation of and in compliance with any required export, re-export or other licenses or authorizations granted under such Laws, which licenses or authorizations are described in Schedule 3.16.

Section 3.17 Power of Attorney. Other than those provided in the Ordinary Course of Business, there are no powers of attorney in force given by any Seller with respect to any of the Purchased Assets or Assumed Liabilities.

19

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants to the Sellers as follows as of the date hereof and as of the Closing Date:

Section 4.1 Organization and Authority of Buyer. Buyer has been duly incorporated or formed, is validly existing and is in good standing under the Laws of its jurisdiction of incorporation or formation, with the requisite organizational power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as now being conducted. Buyer has the full organizational power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly authorized, executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, subject to the Enforceability Exceptions, and no other proceedings on the part of Buyer are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby. Each Ancillary Agreement to which Buyer is a party will have been duly authorized, executed and delivered by Buyer and will constitute a legal, valid and binding agreement of Buyer, enforceable in accordance with its terms, subject to the Enforceability Exceptions, and no other proceedings on the part of Buyer will be necessary to authorize such Ancillary Agreement and the consummation of the transactions contemplated thereby.

Section 4.2 No Conflict. Neither the execution and delivery of this Agreement or any Ancillary Agreement by the Buyer nor the consummation of the transactions contemplated hereby or thereby, will (a) violate, conflict with or result in a breach of any provision of the Organizational Documents of Buyer; (b) violate any Law or Order to which Buyer is subject, except, in all cases, for such violations that would not prohibit or materially impair Buyer’s ability to perform its obligations under this Agreement or any of the Ancillary Agreements, or (c) conflict with, result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on Buyer’s assets except in any such case for any conflicts, violations, breaches, defaults or other matters that would not prohibit or materially impair Buyer’s ability to perform its obligations under this Agreement or any of the Ancillary Agreements.

Section 4.3 Consents and Approvals. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Buyer or the consummation by the Buyer of the transactions contemplated hereby and thereby do not and will not require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or any other Person, except (a) as set forth in Schedule 4.3, and (b) where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Buyer of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.4 Brokers and Finders. Except for the retention of such Persons, the fees and expenses of which will be paid by the Buyer pursuant to Section 9.4, neither the Buyer nor any of its Affiliates have employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

Section 4.5 Regulatory Matters; AML Compliance. Buyer is not subject to any enforcement Action by any Governmental Authority that might materially affect its or any Seller’s ability to have any permit or license transferred or reissued to Buyer as contemplated by this Agreement or otherwise to consummate any of the transactions contemplated by this Agreement and the Ancillary Agreements. Buyer has complied with all Laws related to money laundering and proceeds of crime in connection with its performance of its obligations under this Agreement and the Ancillary Agreements.

Section 4.6 Litigation. There is no Action pending or, to Buyer’s Knowledge, threatened before any Governmental Authority, against the Buyer which would materially restrict or limit the ability of Buyer to perform its obligations under this Agreement or the Ancillary Agreements or which seeks to prevent the consummation of the transactions contemplated herein or therein.

Section 4.7 No Additional Representations. Buyer acknowledges and agrees that none of the Sellers or any of their Affiliates is making or has made, and Buyer is not relying upon, any representation or warranty whatsoever, express or implied, including any implied warranty of merchantability or suitability, as to the Purchased Assets, Assumed Liabilities or Business, other than the representations and warranties expressly set forth in this Agreement, the related portions of the Disclosure Schedules and the Ancillary Agreements.

20

ARTICLE V

CERTAIN COVENANTS OF SELLERS AND BUYER

Section 5.1 Conduct of Business Prior to Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), each Seller shall (x) conduct the Business in the Ordinary Course of Business; and (y) use reasonable best efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, each Seller shall:

(a) preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b) pay the debts, Taxes and other obligations of the Business when due;

(c) continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable;

(d) maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e) continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(f) defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(g) perform all of its obligations under all Assigned Contracts;

(h) maintain the Books and Records in accordance with past practice;

(i) comply with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and

(j) not take or permit any action that would cause any of the changes, events or conditions described in Section 3.3 to occur.

Section 5.2 Access to Information. From the date hereof until the Closing, each Seller shall (a)  afford Buyer and its Representatives full and free access to and the right to inspect all of the properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b)  furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of such Seller to cooperate with Buyer in its investigation of the Business. Any investigation pursuant to this Section 5.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of any Seller. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

Section 5.3 No Solicitation of Other Bids.

21

(a) Each Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets.

(b) In addition to the other obligations under this Section 5.3, each Seller shall promptly (and in any event within three Business Days after receipt thereof by such Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Each Seller agrees that the rights and remedies for noncompliance with this Section 5.3 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.4 Notice of Certain Events.

(a) From the date hereof until the Closing, each Seller shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 6.1 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.6 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Within thirty (30) days of the date here, the Sellers shall deliver to Buyer the carved-out, consolidated, unaudited financial statements of the Sellers with respect to the Business (including, in each case, balance sheets, statements of income and statements of cash flows) as of September 30, 2023 and for the nine months then ended (including the Financial Statements, the “Updated Financial Statements”). The representations and warranties set forth in Section 3.5 will apply to the Updated Financial Statements.

(c) Buyer’s receipt of information pursuant to this Section 5.4 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

22

Section 5.5 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.6 Non-Competition; Non-Solicitation.

(a) For a period of five years commencing on the Closing Date (the “Restricted Period”), each Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in any business that is similar to or competitive with the Business (the “Restricted Business”) anywhere in the world (the “Territory”); (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of any Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, any Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 2% or more of any class of securities of such Person.

(b) During the Restricted Period, each Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is employed by the Buyer in connection with the Business at the Closing or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.6(a) shall prevent such Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) Each Seller acknowledges that a breach or threatened breach of this Section 5.6 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d) Each Seller acknowledges that the restrictions contained in this Section 5.6 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.6 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 5.6 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

23

Section 5.7 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Agreements. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Each Seller shall use reasonable best efforts to give all notices to, and obtain all consents from, all Third Parties that are described in Schedule 3.2(a).

(c) Without limiting the generality of the Parties’ undertakings pursuant to subsections (a) and (b) above, each of the Parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Agreement;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Agreement; and

(iii) in the event any Order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement or any Ancillary Agreements has been issued, to have such Order vacated or lifted.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between any Seller or Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e) Notwithstanding the foregoing, nothing in this Section 5.7 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the Ancillary Agreements; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 5.8 Books and Records.

(a) With respect to Records and Electronic Records related to the Business that are owned by any Seller, such Seller shall afford to the Buyer reasonable access and duplicating rights in accordance with Section 5.8(c). Each Seller grants to the Buyer and its Affiliates a non-exclusive, perpetual, nontransferable worldwide license to use any Retained Records but to the extent used as of the Closing Date in the Business and reasonably needed to operate the Business together with reasonable access and duplicating rights with respect thereto in accordance with Section 5.8(c). Each Party will maintain Records and Electronic Records related to the Business or the Retained Business in its possession as provided in Section 5.8(c) and thereafter in accordance with their respective corporate records management program.

24

(b) The Buyer (i) may only use Retained Records that are reasonably needed to operate the Business even if the Buyer has possession of such Records; (ii) may not use Retained Records for any business or any purpose other than as reasonably necessary for the operation of the Business; and (iii) may only transfer Retained Records in Buyer’s possession to Third Parties upon the sale of all or substantially all of the Business as a whole. Any transfer of Retained Records to a Third Party shall be subject to such Third Party executing a confidentiality and record retention agreement having confidentiality and record retention provisions that are no less restrictive than the confidentiality and record retention provisions hereof.

(c) From and after the Closing Date, except as prohibited by applicable Law, the Parties shall afford to each other reasonable access and duplicating rights (with expenses relating to the grant of such access or such duplicating to be borne by the requesting Party) during normal business hours to all Information within the knowledge, possession or control of the other Party in a manner so as not to interfere with the normal business operations of the other Party, solely to the extent relating to (i) in the case of the Buyer, the Business, Transferred Assets or Assumed Liabilities and (ii) in the case of the Sellers, the Retained Business, Excluded Assets or the Excluded Liabilities, insofar in each case as such access is reasonably required by the Buyer or the Sellers, as the case may be, and does not violate any applicable Law or any confidentiality obligations applicable to the Sellers or the Buyer, as the case may be (and shall use commercially reasonable efforts to cause Persons possessing relevant Information to give similar access); provided, however, that no Party shall be required to disclose any Information if it believes in good faith that doing so presents a significant risk, based on the advice of counsel (which can be inside counsel) of resulting in a loss of the ability to successfully assert a claim of privilege; provided, that the Parties shall cooperate in seeking to find a way to allow disclosure of such Information without resulting in a loss of the ability to successfully assert a claim of privilege. Without limiting the generality of the foregoing, the Buyer shall provide to the Sellers, upon reasonable request Information needed for audit and accounting purposes and in connection with legal proceedings, as well as for purposes of fulfilling disclosure and reporting obligations. Notwithstanding the foregoing, such rights of use and access shall expire one (1) year after the Closing Date, except for: (i) any Tax records, which shall expire upon the expiration of the applicable statute of limitations for the assessment of Seller Taxes; (ii) any Information needed for a financial or potential Tax audit or accounting purpose or in connection with an Action, as well as for purposes of fulfilling disclosure and reporting obligations; (iii) as otherwise provided by Law, rule (including any applicable stock exchange rules) or regulation and (iv) with respect to claims brought by one Party or its Affiliates against the other Party or its Affiliates. To the extent that any Information relating to the Business or licensed pursuant to this Section 5.8 is commingled with any other Information of any of the Sellers not licensed to the Buyer, the applicable Seller(s) shall be entitled to take such reasonable steps and observe such reasonable procedures as may be necessary to limit the Buyer’s access to the Information to which it is entitled pursuant to this Section 5.8.

(d) With respect to any Electronic Records which are part of the Books and Records and part of an Electronic Database containing both Electronic Records of any Seller and the Business, such Seller shall identify and copy such Electronic Records of the Business from the Electronic Database in accordance with a procedure set forth on Schedule 5.8(d) (which schedule shall be mutually agreed by the Parties prior to Closing) and provide the copied Electronic Records to the Buyer in a flat file format or such other format as set forth on Schedule 5.8(d). Any amounts paid to any Third Parties for identifying, copying, or delivering such Electronic Records shall be borne by the Sellers. In instances in which there are multiple copies of an Electronic Record, it will be sufficient for a Seller to deliver one copy to the Buyer. Each Seller shall be permitted to duplicate and transfer such Electronic Records in a manner reasonably designed not to interfere with the operation of the Retained Business.

Section 5.9 Closing Conditions. From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VI hereof.

Section 5.10 Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of any Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 5.11 Cessation of Use of Trademarks. From and after the Closing, no Seller nor any of their Affiliates shall use any trademarks, service marks or business names included in the Business Intellectual Property (in logotype design or any other style or design) (collectively, the “Business Marks”) in whole or in part, and Sellers shall remove and cause its Affiliates to remove all Business Marks from all of Seller’s and their Affiliates websites within ninety (90) days after the Closing Date and provided that, to the extent any advertising and promotional materials, product, training and service literature and other like materials that are included in the Excluded Assets include any Business Marks, the Sellers may, for a period of ninety (90) days after the Closing Date, use such materials after first (in relation to public facing materials) crossing out or marking over any applicable Business Mark.

25

Section 5.12 Further Assurances; Cooperation; Wrong-Pockets.

(a) From time to time after the Closing and without further consideration, (i) each Seller shall, upon the written request of the Buyer, execute and deliver such documents and instruments of conveyance and transfer as Buyer may reasonably request in order to consummate more effectively the purchase and sale of the Purchased Assets as contemplated hereby and to vest in the Buyers title to the Purchased Assets transferred hereunder, or to otherwise more fully consummate the transactions contemplated by this Agreement and the Ancillary Agreements, and (ii) Buyer shall, upon the written request of any Seller, execute and deliver such documents and instruments of conveyance and transfer or contract or lease assumption as such Seller may reasonably request in order to confirm the Buyer’s liability for the Assumed Liabilities or otherwise to more fully consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the generality of Section 5.12(a), in the event that Buyer, Sellers or any of their respective Affiliates discovers following the Closing that (i) any Transferred Asset was inadvertently not transferred and delivered to Buyer or one of its Affiliates at the Closing, Sellers shall promptly transfer and deliver such Transferred Asset to Buyer or one of its Affiliates in accordance with the terms of this Agreement, (ii) any Excluded Asset was inadvertently transferred to Buyer or any of its Affiliates at the Closing, Buyer or its Affiliate shall promptly transfer such Excluded Asset back to the relevant Seller, in each case for no additional consideration.

(c) If, any time after the Closing, the Sellers (or any of their Affiliates) receive any notices, monies or amounts that are properly due, deliverable or owing to the Buyer or attributable to the Purchased Assets in accordance with the terms of this Agreement (or the purposes and intent of this Agreement), the Sellers shall promptly remit, or shall cause to be remitted, such notices, monies or amounts (net of any Taxes or reasonable costs imposed with respect thereto) by notice to the Buyer or by wire transfer of immediately available funds into an account or accounts of the Buyer and/or any Person that the Buyer designates in writing, as applicable. After the Closing, if the Buyer (or any of their Affiliates) receive any notices, monies or amounts that are properly due, deliverable or owing to the Sellers in accordance with the terms of this Agreement (or the purposes and intent of this Agreement), the Buyer promptly shall remit, or shall cause to be remitted, such notices, monies or amounts (net of any Taxes or reasonable costs imposed with respect thereto) by notice to the address or by wire transfer of immediately available funds into an account or accounts designated in writing by the Sellers.

Section 5.13 Taxes.

(a) For all purposes under this Agreement involving the determination of Taxes (including the determination of Taxes that constitute Excluded Liabilities), in the case of Taxes that are payable with respect to any taxable period that includes but does not end on the Closing Date (a “Straddle Period”), the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be (i) in the case of Taxes that are (x) based upon or related to income or receipts, (y) imposed in connection with the sale or other transfer or assignment of property (real or personal, tangible or intangible) or (z) employment, social security or other similar Taxes, deemed equal to the amount which would be payable if the taxable year ended on (and included) the Closing Date; and (ii) in the case of Taxes imposed on a periodic basis with respect to any assets or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire taxable period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the taxable period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire taxable period.

(b) Each Seller, on one hand, and Buyer, on the other hand, shall provide each other with such cooperation and information as may be reasonably requested of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Each Seller, on one hand, and Buyer, on the other hand, shall make themselves (and their respective employees) reasonably available on a mutually convenient basis to provide explanations of any documents or information provided hereunder.

26

(c) To the extent that any obligation or responsibility pursuant to this Section 5.13 may overlap with Article VIII, the provisions of this Section 5.13 shall govern.

(d) If requested by Buyer, each Seller shall notify all of the taxing authorities in the jurisdictions that impose Taxes on such Seller or where such Seller has a duty to file Tax Returns of the Transactions in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject the Buyer to any Taxes of any Seller. If any taxing authority asserts that any Seller has any Liability for any Tax, such Seller shall promptly pay any and all such amounts and shall provide evidence to the Buyer that such Liabilities have been paid in full or otherwise satisfied.

(e) The provisions of this Section 5.13 shall survive until thirty (30) days following the expiration of the applicable statute of limitations (including any extension or tolling thereof).

Section 5.14 Financing Cooperation. It is anticipated that in connection with the Financing, Buyer shall file a registration statement (the “Registration Statement”) with the SEC to register the offering securities of the Company. The Sellers shall, and shall cause their respective Representatives to, cooperate with Buyer and its Representatives and take, or cause to be taken, all actions requested by Buyer and its Representatives to assist in arranging the Financing as promptly as practicable following the date hereof and consummating the Financing on or before the Closing Date. Such actions shall include, but not be limited to, the following: (i) providing such information regarding the Sellers and the Business as the Buyer may request to be used in the preparation of the Registration Statement; (ii) providing to Buyer and its financing sources from time to time information regarding the Business and its industry reasonably requested by them; (iii) allowing the Buyer and its Representatives to engage an independent accounting firm to audit, at the Buyer’s expense, the Financial Statements and providing all requested assistance in such audit, and (iv) assisting with the preparation of (A) materials for the Registration Statement and any information memoranda, marketing, and syndication documents (including, to the extent necessary, public and private information memoranda and financing presentations) to be used in connection with obtaining the Financing, (B) all documentation and other information reasonably and customarily required by financing sources for compliance with applicable Law and (C) providing customary information with respect to the Purchased Assets and Assumed Liabilities for the purposes of establishing collateral arrangements. The information supplied by the Sellers for inclusion or incorporation by reference in the Registration Statement will not, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.15 Data Transfer. Each Party agrees to comply with applicable Law with respect to data collection and privacy and accordingly shall enter into the Data Transfer Agreement prior to or at Closing.

Section 5.16 Affiliates. Each Party shall cause its applicable Affiliates to take all actions necessary to perform their respective obligations under this Agreement in accordance with, and subject to, its terms and conditions.

ARTICLE VI

CONDITIONS TO THE PURCHASE AND SALE

Section 6.1 Conditions of Buyer to the Purchase and Sale. The obligation of the Buyer at the Closing to consummate the transactions contemplated hereby shall be subject to satisfaction or waiver by the Buyer on or prior to the Closing Date of each of the following conditions:

27

(a) The representations and warranties of the Sellers contained in Article III, shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) as of the date hereof and as of Closing Date as though made on the Closing Date (provided, that representations or warranties made as of a specified date, shall be true and correct only as of such specified date).

(b) Each of the covenants of the Sellers to be performed on or prior to the Closing Date shall have been duly performed in all material respects.

(c) The Buyer shall have been furnished with a certificate executed by an authorized officer of the Sellers, dated as of the Closing Date, certifying that the conditions contained in Section 6.1(a) and Section 6.1(b) have been fulfilled (the “Seller Bring-Down Certificates”).

(d) No Order of any Governmental Authority of competent jurisdiction that makes the consummation of the purchase and sale of the Business illegal shall have been issued and be in effect. No Action shall be pending before any court or Governmental Authority to restrain or prohibit, or to obtain damages or other relief in connection with, or to question the validity or legality of, this Agreement or the transactions contemplated hereby, or to restrict or impair the ability of the Buyer to conduct the Business after the Closing.

(e) Haynie & Company shall have audited each fiscal year and reviewed each stub year included in the Updated Financial Statements and issued the final audit report to Buyer, and such audit and review shall not have found material discrepancies from the unaudited Updated Financial Statements delivered to Buyer.

(f) Buyer shall have received all Permits that are necessary for it to conduct the Business as conducted by the Sellers as of the Closing Date.

(g) Since the date of this Agreement, there shall not have been any change, event, occurrence or condition that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(h) Buyer shall have obtained acquisition financing necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, whether by way of debt financing, equity investment, or otherwise, on terms acceptable to Buyer in its sole and absolute discretion (the “Financing”) and have sufficient funds available therefrom to close the transactions contemplated by this Agreement and the Ancillary Agreements.

(i) The consents set forth on Schedule 6.1(i) shall have been obtained in a form and substance reasonably satisfactory to the Buyer and a copy thereof delivered to the Buyer.

(j) The Sellers shall have delivered or caused to be delivered to the Buyer the documents and instruments required to be delivered by the Sellers pursuant to Section 2.7.

(k) Buyer shall have completed its due diligence investigation of the Purchase Assets, Assumed Liabilities and the Business to its satisfaction.

Section 6.2 Conditions of Sellers to the Purchase and Sale. The obligation of the Sellers at the Closing to consummate the transactions contemplated hereby shall be subject to the satisfaction or waiver by the Sellers on or prior to the Closing Date of each of the following conditions:

28

(a) The representations and warranties of the Buyer contained in Article IV shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or material adverse effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or material adverse effect) as of the Closing Date as though made on the Closing Date (provided, that representations or warranties made as of a specified date, shall be true and correct only as of such specified date).

(b) Each of the covenants of the Buyer to be performed on or prior to the Closing Date shall have been duly performed in all material respects.

(c) The Sellers shall have been furnished with a certificate executed by an authorized officer of the Buyer, dated as of the Closing Date, certifying to the effect that the conditions contained in Section 6.2(a) and Section 6.2(b) have been fulfilled (the “Buyer Bring-Down Certificates”).

(d) No Order of any Governmental Authority of competent jurisdiction which makes the consummation of the purchase and sale of the Business illegal shall have been issued and be in effect.

ARTICLE VII

AMENDMENT AND WAIVER

Section 7.1 Amendment and Modification. This Agreement may only be amended or modified in writing, signed by the Parties with respect to any of the terms contained herein. Sellers’ Designee shall have the right to execute any such amendments or modifications on behalf of all Sellers.

Section 7.2 Waiver. Any Party may (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions of the other Parties contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument executed by the Party granting such extension or waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Sellers’ Designee shall have the right to execute any such waivers on behalf of all Sellers.

ARTICLE VIII

SURVIVAL AND INDEMNIFICATION

Section 8.1 Survival. The representations, warranties and covenants (to the extent such covenants relate to the performance of obligations prior to the Closing) contained in this Agreement shall survive the Closing until the date that is twenty-four (24) months after the Closing Date; provided, however, that (i) the representations and warranties in Section 3.10 (Taxes) shall survive the Closing until thirty (30) days following the expiration of the applicable statute of limitation period (giving effect to any tolling or extensions thereof), and (ii) the Fundamental Representations shall survive the Closing until the date that is seven (7) years after the Closing. The covenants contained in this Agreement which relate to the performance of obligations after the Closing shall survive the Closing for the periods contemplated by their terms; provided that if no such period is contemplated, such covenant shall survive indefinitely. Any claims for indemnification under this Agreement must be asserted by written notice which must be received within the applicable survival period contemplated by this Section 8.1, and if such a notice is so given and received, the survival period for such representation and warranty shall continue until the claim is fully resolved.

29

Section 8.2 Indemnification.

(a) From and after the Closing Date and subject to Sections 8.1 and 8.2(c), the Sellers and the Seller Partners, jointly and severally, agree to indemnify, defend and hold harmless (and shall pay and compensate for, regardless of whether such matters arise from a third person claim or direct claim) the Buyer, its Affiliates or any of their directors, officers, employees, agents, stockholders, representatives, successors and assigns (the “Buyer Indemnitees”) from and against and in respect of any and all losses, claims, damages, deficiencies, liabilities, fines, fees, penalties, Taxes, costs and expenses, including reasonable legal fees and expenses (“Losses”), suffered, incurred or to be incurred by any of them resulting or arising from or otherwise relating to:

(i) any breaches of or inaccuracy in Sellers’ representations and warranties set forth in this Agreement, other than the Sellers’ Fundamental Representations;

(ii) any breach of or inaccuracy in the Sellers’ Fundamental Representations;

(iii) any nonfulfillment, violation or breach of or any failure to perform or comply with any covenant of the Sellers set forth in this Agreement;

(iv) any Excluded Liability, including any Specifically Excluded Liability;

(v) the ownership, use or possession of the Excluded Assets; and

(vi) fraud.

(b) From and after the Closing Date and subject to Section 8.1, the Buyer agrees to indemnify, defend and hold harmless the Sellers, their Affiliates or any of their directors, officers, employees, agents, stockholders, representatives, successors and assigns (the “Seller Indemnitees”) from and against and in respect of any and all Losses suffered, incurred or to be incurred by any of them resulting or arising from or otherwise relating to:

(i) any breaches of or inaccuracy in Buyer’s representations and warranties set forth in this Agreement, including the Buyer’s Fundamental Representations;

(ii) any nonfulfillment of or failure to comply with any covenant of the Buyer set forth in this Agreement; or

(iii) any Assumed Liability.

(c) Except with respect to any claim involving (i) breaches of the Sellers’ Fundamental Representations, (ii) breaches of any Seller’s representations set forth in Section 3.10 (Taxes), or (iii) fraud, the Sellers, as a group, shall not have liability under Section 8.2(a)(i) until the aggregate amount of Buyer’s Losses attributable to indemnification claims for which a Claim Notice was delivered to the Sellers pursuant to Section 8.3 exceeds $65,000 (the “Threshold”), in which case the Buyer shall be entitled to Losses from the first dollar (a “tipping basket”) attributable to each indemnification claim in an amount up to $1,300,000 in the aggregate (the “Cap Amount”). Notwithstanding the foregoing, in no event shall the Sellers, as a group, be liable to the Buyer for Losses in the aggregate under Section 8.2(a)(ii) and Section 8.2(a)(iii) in excess of the Purchase Price.

30

(d) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The Parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to 16%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed. Any Losses payable to a Buyer Indemnitee pursuant to this Article III shall be satisfied in cash from the Sellers.

(e) Any payments pursuant to this Article VIII shall be treated as an adjustment to the Purchase Price. Such payments pursuant to this Article VIII shall, to the extent attributable to a specific Purchased Asset, be allocated to the portion of the Purchase Price attributable to such Purchased Asset, as determined pursuant to Section 2.10.

(f) None of the Sellers shall have any claim for contribution from or against the Buyer as a result of any indemnification or other payments made by Sellers to any of the Buyer Indemnitees pursuant to this Agreement.

(g) No information or knowledge (actual, constructive or imputed) acquired, or investigations conducted, by Buyer or its representatives, of Sellers, the Business, or otherwise, shall in any way limit, or constitute a waiver of, or a defense to, any claim for indemnification by the Buyer or any Buyer Indemnitee under this Agreement.

(h) For the avoidance of doubt, any Losses for indemnification under this Agreement shall be determined without duplication of recovery due to the facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement.

(i) Notwithstanding anything contained herein or elsewhere to the contrary, all “material” or similar materiality type qualifications contained in the representations and warranties set forth in this Agreement shall be ignored and not given any effect for purposes of determining (i) whether a breach of a representation or warranty has occurred, (ii) the amount of any Losses incurred with respect to the indemnification provisions hereof and (iii) whether the thresholds in this Section 8.2(c)(c) have been surpassed.

(j) None of the limitations in this Article VIII shall apply to any claim for indemnification that arises or is delayed as a result of fraud or use of proceeds of crime on which provisions of money laundering law applies.

Section 8.3               Method of Asserting Claims, Etc.

(a) All claims for indemnification by any Indemnified Party hereunder shall be asserted and resolved as set forth in this Section 8.3.

(b) In the event an Indemnified Party seeks indemnification from an Indemnifying Party, the Indemnified Party shall give reasonably prompt written notice to the Indemnifying Party specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted; provided, however, that the right of a Person to be indemnified hereunder shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is actually and materially damaged thereby. Subject to the terms hereof, the Indemnifying Party shall, within thirty (30) days of receipt of a notice pursuant to this Section 8.3(b), either pay the amount of any valid claim or deliver written notice to the Indemnified Party disputing such claim in whole or in part. In cases where the Indemnifying Party disputes a claim hereunder, the Indemnified Party shall promptly consult with the Indemnifying Party in an effort to resolve the dispute. If any such dispute cannot be resolved by the Indemnified Party and the Indemnifying Party within thirty (30) days, the Indemnified Party may seek to enforce its rights under this Article VIII as set forth in this Agreement.

31

(c) In the event that any written claim or demand for which an Indemnifying Party would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a Third Party, such Indemnified Party shall promptly, but in no event more than thirty (30) days following such Indemnified Party’s receipt of such claim or demand, notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the “Claim Notice”); provided, that the failure to notify or timely notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually and materially adversely prejudiced the Indemnifying Party. The Indemnifying Party shall have thirty (30) days from the personal delivery or mailing of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not it desires to defend the Indemnified Party against such claim or demand (such notice, a “Defense Notice”); provided that the Indemnified Party shall only be entitled to defend such claim or demand if, within the Defense Notice, the Indemnifying Party has unconditionally acknowledged to the Indemnified Party in writing its obligation to indemnify and to keep indemnified in full the Persons to be indemnified hereunder with respect to such claim and to discharge in full any cost or expense arising out of such defense, subject to the limitations set forth in this Article VIII. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party, subject to the limitations set forth in this Article VIII. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold the Indemnified Party harmless from and against any Third Party claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including attorney’s fees and court costs) incurred by the Indemnifying Party in its defense of the Third Party claim. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, except as hereinafter provided, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings. The Indemnified Party shall have the right to participate in, but not control, any such defense or settlement, at its sole cost and expense with its own counsel, unless separate representation is necessary to avoid an actual or potential conflict of interest, in which case such representation shall be at the expense of the Indemnifying Party, subject to the limitations set forth in this Article VIII. The Indemnified Party shall not settle a claim or demand without the consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed. Unless and until the Indemnifying Party provides the Defense Notice, the Indemnified Party shall have the right, at its option, to assume and control defense of the matter and to look to the Indemnifying Party for the full amount of the reasonable costs of defense if the Indemnified Party would be adversely affected or prejudiced by failing to assume and control defense of the matter later than fifteen (15) Business Days of delivery of notice of notice of the claim to the Indemnifying Party. In the event that the Indemnifying Party shall fail to give the Defense Notice within said fifteen (15) day period, (i) the Indemnified Party shall be entitled to have the control over said defense and settlement of the subject claim, (ii) the Indemnifying Party will cooperate with and make available to the Indemnified Party such assistance and materials as it may reasonably request, (iii) the Indemnifying Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing, and (iv) the Indemnifying Party, if it is required to provide indemnification under this Agreement, will be liable for all costs and settlement amounts paid or incurred in connection therewith subject to the limitations set forth in this Article VIII. The Indemnifying Party will not settle the subject claim or consent to the entry of any judgment without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed) unless (x) there is no finding or admission of any violation of Law or any violation of the rights of any Person, or finding of responsibility or Liability on the part of the Indemnified Party, or obligation of the Indemnified Party for any damages or other amount, or any Encumbrance on any property of the Indemnified Party, or any sanction or injunction of, restriction upon the conduct of any business by, or other equitable relief upon the Indemnified Party and (y) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, in which cases the consent of the Indemnified Party shall not be required. The Indemnified Party shall have no Liability with respect to any compromise or settlement of such Third Party claims effected without its consent when such consent is required hereunder. If the Indemnifying Party elects not to compromise or defend such a claim or demand for which the Indemnifying Party has an indemnification obligation hereunder or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to the limitations set forth in this Article VIII, pay, compromise, defend such claim and seek indemnification for any and all Losses based upon, arising from or relating to such claim and the Indemnifying Party, if it is required to provide indemnification under this Agreement, will be liable for all costs and settlement amounts paid or incurred in connection therewith subject to the limitations set forth in this Article VIII. To the extent the Indemnifying Party shall control or participate in the defense or settlement of any Third Party claim or demand, the Indemnified Party will give the Indemnifying Party and its counsel reasonable access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party as reasonably requested. The Indemnified Party shall use its commercially reasonable efforts in the defense of all such claims. Any notice of a claim by reason of any breach of the representations, warranties or covenants contained in this Agreement shall state specifically the representation, warranty, or covenant with respect to which the claim is made, the nature of the breach of such representations, warranty, or covenant with respect to which the claim is made, the facts giving rise to an alleged basis for the claim, and the estimated amount of the liability asserted against the Indemnifying Party by reason of the claim, to the extent known or practicable.

32

(d) Notwithstanding anything to the contrary contained in this Section 8.3, the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control, including the right to select defense counsel, over the defense or settlement of any claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (ii) that involves criminal allegations against the Indemnified Party, (iii) that, if unsuccessful, would set a precedent that would materially interfere with, or have a material and adverse impact on the Business, as mutually determined by the Indemnifying Party and the Indemnified Party or (iv) that imposes Liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. In such event, the Indemnifying Party will still be subject to its obligations hereunder, and the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed.

(e) Notwithstanding the foregoing and for the avoidance of doubt, (i) any notice that is required to be delivered to an Indemnifying Party that is a Seller pursuant to this Article VIII shall be deemed satisfied by delivery of such notice to Sellers’ Designee and (ii) any notices required to be delivered by, or any actions that is required to be taken by, an Indemnifying Party that is a Seller pursuant to this Article VIII shall be satisfied by delivery by, or action taken by Sellers’ Designee.

Section 8.4 No Punitive Damages . Notwithstanding anything to the contrary contained herein, no Indemnifying Party shall be liable to or otherwise responsible to any Indemnified Party for punitive damages that arise out of or relate to this Agreement or the performance or breach thereof or any liability retained or assumed hereunder other than damages paid or payable to an unaffiliated Third Party claimant.

Section 8.5 Set-Off. Buyer shall have the right to set-off any Losses (including indemnification obligations under Section 8.2) against any payments to be made to any Seller pursuant to this Agreement or any of the Ancillary Agreements. Upon notice to Seller Designee specifying in reasonable detail the basis therefor, Buyer and its Affiliates may set off any Losses to which it may be entitled from any of the Sellers, including, without limitation, any amounts that are owed by a Seller under this Article VIII or otherwise, against amounts otherwise payable under any provision of this Agreement (including, but not limited to, the Earn-out Payment) and any other agreement entered into between Buyer or any of its Affiliates, on the one hand, and any Seller or any Affiliate of any Seller, on the other hand. The exercise of such right of setoff by Buyer or any of its Affiliates in good faith, whether or not ultimately determined to be justified, will not constitute a default under this Agreement or any other agreement or note, regardless of whether a Seller disputes such setoff claim, or whether such setoff claim is for a contingent or an unliquidated amount. Neither the exercise of, nor the failure to exercise such right of setoff will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

Section 8.6 Joint and Several Obligations. Except as specifically set forth herein, all obligations, liabilities, duties, covenants, agreements and responsibilities of a Seller or of the Sellers set forth in this Agreement (including those of an Indemnifying Party pursuant to Article VIII) shall be joint and several (and not several) obligations, liabilities, duties, covenants, agreements and responsibilities of all the Sellers. All of Sellers’ obligations to indemnify the Buyer Indemnitees pursuant to Article VIII shall be joint and several (and not several) obligations, liabilities, duties, covenants, agreements and responsibilities of the Seller Partners.

Section 8.7 Seller’s Designee.

(a) In order to enable the Buyer to deliver notices, communications and declarations of will at any time to Sellers, Sellers and Seller Partners hereby irrevocably appoint AppSmartz (the “Sellers’ Designee”) as their joint representative for the receipt, service and giving of all notices, communications and declarations of will, as well as for all litigation-related documents, which relate to or are connected with this Agreement or the transactions contemplated hereby. The Sellers’ Designee hereby consents to such appointment.

(b) Any notice that is required to be delivered to any or all of the Sellers or Seller Partners pursuant to this Agreement shall be deemed satisfied by delivery of such notice to Sellers’ Designee. Any notice that is required to be delivered or any action or consent that is required to be taken by any or all of the Sellers or Seller Partners pursuant to this Agreement shall be satisfied by delivery by, or action or consent taken by Sellers’ Designee.

33

(c) The appointment of the Sellers’ Designee pursuant to this Section 8.7 above shall only terminate upon the appointment of another Sellers’ Designee, whose appointment needs to be notified to the Buyer. The Buyer shall promptly confirm receipt of such notification.

Section 8.8 Seller Partners. Each Seller Partner hereby absolutely, irrevocably and unconditionally guarantees to Buyer the full and prompt payment and performance of the obligations and covenants of the Sellers under this Agreement. Upon the failure of any Seller to perform or to pay any amount due by it under this Agreement when and as the same shall become due, each Seller Partner hereby promises to and shall, upon receipt of written demand by Buyer that any Seller has not complied with its obligations, forthwith perform any such obligation or pay any such amount due within three (3) Business Days after receipt of notice of from Buyer of such Seller’s delinquency. The obligations of each Seller Partner hereunder are independent of the obligations of the Sellers and a separate action or actions may be brought and prosecuted against any Seller Partner whether or not an action is brought against such Seller or any other party and whether or not such Seller or any other party shall be joined in any such action or actions. Each Seller Partner shall remain obligated hereunder notwithstanding that, (i) any of the obligations of any Seller may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released, and (ii) this Agreement may be amended, modified, supplemented or terminated, in whole or in part. Each Seller Partner understands and agrees that this guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment and performance without regard to (a) the validity, regularity or enforceability of this Agreement, any of such Seller’s obligations hereunder or right of offset with respect thereto at any time or from time to time held by any of the Buyer Indemnitees or (b) any other circumstance whatsoever which constitutes, or might be construed to constitute, an equitable or legal discharge of any Seller for its payment obligations under this Agreement, or of such Seller Partner under this guarantee, in bankruptcy or in any other instance. This guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any amounts under this Section 8.8 is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of either of any Seller or any Seller Partner, or upon or as a result of the appointment of a receiver, intervenor, or conservator of, or trustee or similar officer for, either of any Seller or any Seller Partner or any substantial part of its property, or otherwise, all as though such payments had not been made. This guarantee shall continue in full force and effect, notwithstanding any merger, consolidation, sale of assets or any other similar transaction of any Seller or any Seller Partner. Each Seller Partner represents and warrants to Buyer that (i) such Seller Partner has full power and authority to execute, deliver and perform this Agreement, (ii) the execution, delivery and performance of this Agreement by such Seller Partner has been duly authorized by all necessary action (corporate or otherwise) by such Seller Partner, (iii) this Agreement has been duly executed and delivered by such Seller Partner, and (iv) this Agreement constitutes such Seller Partner’s valid and binding obligation, enforceable against such Seller Partner in accordance with its terms, subject to the Enforceability Exceptions.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by written agreement of the Buyer and Sellers’ Designee;

(b) by either the Sellers’ Designee or the Buyer, by giving written notice of such termination to the other Parties, if the Closing shall not have occurred on or prior to the Outside Date; provided, however, that as of the Outside Date, all of the conditions to Closing have been satisfied other than those that by their nature can only be satisfied at Closing; provided, further, that the Parties seeking termination pursuant to this Section 9.1(b) are not then in breach of any of their representations, warranties, covenants or agreements contained in this Agreement;

(c) by the Buyer, by giving written notice of such termination to the other Parties, if any court of competent jurisdiction or other competent Governmental Authority shall have issued a Law or Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Law or Order or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to a Party if such Party did not use commercially reasonable efforts to lift any such Order or other action;

34

(d) by the Seller, by giving written notice of such termination to the other Parties, if any court of competent jurisdiction or other competent Governmental Authority shall have issued a Law or Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Law or Order or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to a Party if such Party did not use commercially reasonable efforts to lift any such Order or other action; or

(e) by the Buyer, if the Buyer is not then in material breach of its obligations under this Agreement and any Seller breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.1, (B) cannot be or has not been cured within ten (10) days following delivery to the Sellers of written notice of such breach or failure to perform (provided, however, that no cure period shall be required for a breach which by its nature cannot be cured) and (C) has not been waived by the Buyer.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 9.1, this Agreement shall thereafter become void and have no effect, and no Party shall have any liability to the other Party or their respective Affiliates, directors, officers or employees, except for the obligations of the Parties contained in Section 8.6 this Section 9.2 through Section 9.14 and, and except that nothing herein will relieve any Party from liability for any breach of this Agreement prior to such termination.

Section 9.3 No Recourse. Notwithstanding anything to the contrary contained herein, each Seller, on behalf of itself and the Seller Partners, hereby irrevocably and unconditionally (i) acknowledges and agrees that this Agreement may not be enforced against any stockholders of the Buyer and none of the stockholders of the Buyer shall have any liability under this Agreement or for any Action (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby, (ii) waives any rights or claims against any of the limited partners of the Buyer or their representatives in connection with this Agreement or the Financing, whether at law or equity, in contract, in tort or otherwise, and (iii) agrees not to commence (and if commenced agree to dismiss or otherwise terminate, and not to assist) any Action against any stockholders of the Buyer under this Agreement or the Financing or the transactions contemplated hereby or thereby. For the avoidance of doubt, no Seller or any of its Affiliates will have any rights or claims, and will not seek any rights or claims, against any of the stockholders of the Buyer arising under or in connection with this Agreement or the Financing or any of the transactions contemplated hereby or thereby.

Section 9.4 Expenses. Unless otherwise indicated herein or in the Ancillary Agreements, the Parties shall bear their own respective expenses (including all compensation and expenses of counsel, financial advisors, consultants, actuaries and accountants) incurred in connection with the preparation and execution of this Agreement and the Ancillary Agreements and consummation of the transactions contemplated hereby and thereby, including filing fees.

Section 9.5 Assignment. This Agreement may not be assigned, by operation of Law, sale of substantially all the assets of a Party, or otherwise without the prior written consent of the other Parties; provided, however, that notwithstanding the foregoing, the Buyer may (i) assign or delegate its rights, obligations or liabilities under this Agreement in whole or in part to one or more of its Affiliates or (ii) collaterally assigns its rights under this Agreement in whole or in part to any of its financing sources; provided, further, that in such event, Buyer shall remain fully liable for the fulfillment of all such obligations and liabilities hereunder. Upon any such assignment referred to in this Section 9.5, the rights and obligations under this Agreement shall be binding upon and inure to the benefit of said purchaser, successor in interest or other assignee. Any attempted assignment or delegation in contravention hereof shall be null and void.

Section 9.6 Entire Agreement; Interpretation. Except as otherwise contemplated herein, this Agreement (together with the exhibits and schedules hereto) and the Ancillary Agreements (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties, with respect to the subject matter hereof (other than the Confidentiality Agreement); and (b) are not intended to confer upon any other persons any rights or remedies hereunder. The Parties acknowledge that all Parties participated in the drafting of this Agreement and the Ancillary Agreements with the involvement of their respective counsel and agree that any rule of Law or any legal decision that may or would require interpretation of any alleged ambiguities in this Agreement or the Ancillary Agreements against the Party that drafted it has no application and is expressly waived. In the event of a conflict or inconsistency between the terms of this Agreement (including the representations, warranties, covenants and indemnification provisions hereof) and the terms of any other documents delivered or required to be delivered in connection with the consummation of the transactions contemplated by this Agreement, the Parties acknowledge and agree that the terms of this Agreement shall supersede such conflicting or inconsistent terms in such other documents and the terms of this Agreement shall define the rights and obligations of the Parties and their respective officers, directors, employees, stockholders and Affiliates with respect to the subject matter of such conflict or inconsistency.

35

Section 9.7 Schedules. The Schedules constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein. The Schedules include references to the particular section of the Agreement that relates to each disclosure. Any disclosure which may be applicable to another section of this Agreement will be deemed to be made with respect to such other section only if the relevance of such disclosure is reasonably apparent from the face of such disclosure.

Section 9.8 Counterparts. This Agreement and any amendments hereto may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument. Counterpart signature pages to this Agreement transmitted electronically in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature. A signed copy of this Agreement delivered by email or other means of electronic transmission (including via DocuSign) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.9 Section Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 9.10 Notices. All notices hereunder shall be deemed given if in writing in English and delivered personally or by registered or certified mail (return receipt requested) or internationally recognized courier service to the Parties at the following addresses (or at such other addresses as shall be specified by like notice):

(a) if to Sellers, to:

AppSmart

A-40A, Quarkcity India Pvt Ltd SEZ Developer

LANDMARK PLAZA, 2nd Floor

Industrial Area Phase VIII

Mohali, Punjab, India – 160059

Attention: Atul Sachdeva, Satish Kumar Arora

RADIOFM

TOP FLOOR, SCO-57, SECTOR-47

CHANDIGARH, INDIA – 160047

Attention: Atul Sachdeva, Satish Kumar Arora

(b) if to Buyer, to:

Auddia Inc.

2100 Central Avenue, Suite 200

Boulder, Colorado 80301 U.S.

Attention: CEO

With a copy (which shall not constitute notice hereunder) to:

Ballard Spahr LLP

1801 13th St #308

Boulder, CO 80302

Attention: Nathan Seiler

Email: seilern@ballardspahr.com

36

Any notice given by mail shall be effective when received.

Section 9.11 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without reference to the choice of law principles thereof, except to the extent matters of title, leasing, and similar in rem issues require the application of the laws of the jurisdiction in which the property is located and which is the subject matter of the legal dispute. The Parties hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the District of Delaware, and in the absence of such Federal jurisdiction, the Parties consent to be subject to the exclusive jurisdiction of any court of general jurisdiction in the State of Delaware, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such Action. In furtherance of the foregoing, each of the Parties (i) submits itself to the personal jurisdiction of such courts, (ii) consents to the court’s service of any process, pleadings, notices or other papers upon it by registered mail, return receipt requested, at the applicable address set forth in Section 9.10, (iii) waives the defense of inconvenient forum as well as any objection it may have to the laying of venue in any such court, (iv) agrees not to commence any Action arising out of this Agreement or any transactions contemplated hereby other than in any such court and (v) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Law. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT SUCH PARTIES MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT OR ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY CERTIFIES THAT NEITHER IT NOR ANY OF ITS REPRESENTATIVES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT IT WOULD NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL. FURTHER, EACH PARTY ACKNOWLEDGES THAT THE OTHER PARTY RELIED ON THIS WAIVER OF RIGHT TO JURY TRIAL AS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT.

Section 9.12 Illegality. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 9.13 Public Announcements. The initial press release concerning this Agreement will be a joint press release reasonably acceptable to the Buyer and the Sellers’ Designee. The Sellers agree (i) not to make any public announcements, press releases or statements to the media, financial community or customers or suppliers of the Business with respect to the Business or the terms of the transactions contemplated hereby without the prior consent of the Buyer, which consent may be withheld, conditioned or delayed in each such Party’s sole and absolute discretion and (ii) to consult with Buyer regarding any other proposed public announcements or statements with respect to this Agreement and the transactions contemplated hereby to the extent practicable.

Section 9.14 No Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the Parties, the Buyer Indemnitees and the Seller Indemnitees any rights or remedies hereunder.

Section 9.15 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without posting a bond or other undertaking, notwithstanding anything to the contrary contained in this Agreement, each of the Parties shall be entitled to seek injunctive or other equitable relief to prevent or cure breaches of this Agreement and, in addition to any other remedy to which they are entitled at Law or equity, to enforce specifically the terms and provisions hereof, such remedy being in addition to any other remedy to which any Party may be entitled at Law or in equity. In the event that any Action is brought in equity to enforce the provisions of this Agreement, no Party will allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at Law.

[Signatures on Following Page]

37

In Witness Whereof, this Agreement has been signed on behalf of each of the Parties hereto as of the date first above written.

BUYER:

AUDDIA INC.

By: /s/ Jeff Thramann

Name: Jeff Thramann

Title:   CEO

[Signature Page to Purchase Agreement]

In Witness Whereof, this Agreement has been signed on behalf of each of the Parties hereto as of the date first above written.

SELLERS:

APPSMARTZ

By: /s/ Atul Sachdeva

Name:   Atul Sachdeva

Title:     Co-Founder

RADIOFM

By: /s/ Atul Sachdeva

Name:   Atul Sachdeva

Title:     Co-Founder

SELLER PARTNERS:

By: /s/ Atul Sachdeva

Name:   Atul Sachdeva

By: /s/ Satish Kumar Arora

Name:   Satish Kumar Arora

[Signature Page to Purchase Agreement]

EXHIBIT A

DEFINITIONS

The following terms shall have the meanings set forth or as referred to below (references to specific Articles and Sections are to the Articles and Sections of the Agreement, unless specifically stated otherwise):

“Action” means any action, claim, suit, arbitration, investigation, subpoena, discovery request, or proceeding by or before any court or grand jury, any Governmental Authority or arbitration tribunal.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person at any time during the period for which the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” means this Purchase Agreement and all Exhibits and Schedules attached hereto. “Ancillary Agreements” means the Assignment and Assumption Agreements, the Bills of Sale, the Intellectual Property Assignment, the Trademark Assignment, the Transition Services Agreement and, if applicable, the Local Transfer Agreements.

“App” means the RadioFM mobile application.

“Applicable Law(s)” means the central, state and local laws of India, including all orders, rules, regulations, executive orders, decrees, policies, judicial decisions, notifications or other similar directives made pursuant to such laws.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement(s) between Buyer and/or its Affiliates, as the case may be, on the one hand, and Seller and/or its Affiliates, as the case may be, on the other hand, substantially in the form of Exhibit B.

“Assumed Liabilities” shall have the meaning set forth in Section 2.3.

“Bill of Sale” means the instrument(s), substantially in the form of Exhibit C, by which the Sellers, as the case may be, shall convey, at the Closing, to Buyer and/or its Affiliates, as the case may be, such tangible Purchased Assets as are owned by such Sellers or such Affiliates.

“Books and Records” means the Records or Electronic Records of Seller or its Affiliates that are used or held for use in the Business (wherever located) as of the Closing Date, including all information related to customers of the Business Services but excluding (i) any human resources, benefits, medical or other employee Records of the employees of Seller and its Affiliates, and (ii) any financial, accounting or Tax records of Seller or its Affiliates, including such Seller’s Tax Returns, general ledgers, invoices, receipts, or any other records of Seller or its Affiliates which Seller determines are necessary to retain in order to maintain adequate documentation for financial reporting or the support of Tax Returns.

“Buyer” shall have the meaning set forth in the Preamble.

Ex-A-1

“Business” means the RadioFM internet radio and podcast streaming and ancillary services, including, without limitation, the RadioFM mobile app and related operations which generate revenue from advertising (and subscription services), and the mobile app user base of all RadioFM digital properties.

“Business-Licensed Data” means all data that is Processed by any Seller in connection with the Business and which is owned, held, collected, or purported to be owned, held or collected by a Third Party.

“Business-Owned Data” means each element of data Processed in connection with the Business that any Seller owns, holds or controls or purports to own, hold or control.

“Business Data” means all data Processed in connection with the operation of the Business or the development, training, marketing, sale, delivery, support or use of any Business Service, and which includes Business-Licensed Data and Business-Owned Data.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by Law or executive order to not open or remain closed; provided, however, that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Intellectual Property” means all Intellectual Property, irrespective of where any of the same were issued, are pending or exist, that is used or held for use in the Business or that relates to the Business.

“Business Marks” shall have the meaning set forth in Section 5.11.

“Business Permits” mean Permits that are held by a Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets.

“Business Services” means all products or services (including any Business Websites) currently or previously produced, marketed, licensed, sublicensed, sold, distributed or performed by or on behalf of any Seller in connection with the Business and all products or services currently under development by any Seller in connection with the Business.

“Business Systems” means all Systems, including the App and the Business Websites, used in or held for use in the Business.

“Business Websites” means all web sites, social media channels, and mobile applications owned, operated or hosted by any Seller or through which any Seller conducts the Business or markets, promotes, sells, or offers to sell Business Services, and the underlying platforms for such web sites and mobile applications.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Bring-Down Certificates” shall have the meaning set forth in Section 6.2(c).

“Buyer Indemnitees” shall have the meaning set forth in Section 8.2(a).

“Cap Amount” shall have the meaning set forth in Section 8.2(c).

Ex-A-2

“Claim Notice” shall have the meaning set forth in Section 8.3.

“Closing” shall have the meaning set forth in Section 2.7(a).

“Closing Date” shall have the meaning set forth in Section 2.7(a).

“Closing Payment” shall have the meaning set forth in Section 2.5.

“Closing Working Capital” means the Accounts Receivables minus the Accounts Payable, in each case determined as of the Effective Time. The Closing Working Capital shall be prepared in accordance with GAAP, the sample calculation set forth on Exhibit H (which is for illustrative purposes only) and the terms of this Agreement.

“Closing Working Capital Statement” shall have the meaning set forth in Section 2.6(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” or “Contracts” means any contracts, agreements, leases, subleases, licenses or other legally binding arrangements, including open purchase orders, whether written or oral, in each case with Third Parties, to which a Seller is a party or its assets are bound.

“Customer Information” means all customer lists and customer information (including customer files) used or held for use in the Business in the possession or control of a Seller as of the Closing Date, including any Business Data.

“Data Transfer Agreement” means the data transfer agreement in form and substance reasonably satisfactory to the Parties, which sets out the terms upon which the Buyer agrees to process personal data on behalf of the Sellers, which is deemed executed by the Parties hereto on execution of this Agreement.

“Defense Notice” shall have the meaning set forth in Section 8.3(c).

“Disputed Amounts” shall have the meaning set forth in Section 2.6(b)(iii).

“EEA” means the European Economic Area.

“Effective Time” means 12:01 a.m. Eastern time on the Closing Date.

“Electronic Database” means any collection of Electronic Records stored and accessed by electronic means.

“Electronic Records” means Information that is stored in an Electronic Database and is retrievable in perceivable form and that is stored and accessed by electronic means.

“Encumbrances” means any liens, charges (whether fixed or floating), indentures, hypothecations, security interests, pledges, mortgages, deeds of trust, claims, collateral assignments, licenses, restrictions on transfer, or encumbrance of any kind.

“Enforceability Exceptions” means bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Ex-A-3

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“Excluded Liabilities” shall have the meaning set forth in Section 2.4.

“FCPA” shall have the meaning set forth in Section 3.7(b).

“Financial Statements” shall have the meaning set forth in Section 3.5.

“Fundamental Representations” means the representations and warranties in Section 3.1 (Organization and Authority of the Sellers), Section 3.2(a) (Conflicts and Consents), Section 3.4(a) and (c) (Title to Purchased Assets), Section 3.9 (Intellectual Property), Section 3.12 (Data Privacy), Section 3.13 (Brokers and Finders), Section 4.1 (Organization and Authority of Buyer) and Section 4.4 (Brokers and Finders).

“Funds Flow” has the meaning set forth in Section 2.5.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any United States, India or foreign supranational (including the European Union), national, federal, state, county, provincial or municipal authority or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indebtedness” means, without duplication, the following as of the Effective Time with respect to the Business or the Purchased Assets (including in each case the aggregate principal amount thereof, the aggregate amount of any accrued but unpaid interest thereon and any prepayment penalties, termination fees, breakage costs, make-whole premiums, expense reimbursements or other similar amounts payable in connection with the repayment thereof) (i) indebtedness for borrowed money, (ii) obligations evidenced by bonds, notes, debentures, letters of credit or similar instruments, (iii) obligations under conditional sale, title retention or similar agreements or arrangements creating an obligation with respect to the deferred purchase price of property (other than customary trade credit), (iv) obligations with respect to interest rate and currency obligation swaps, hedges or similar arrangements, (v) all obligations issued or assumed as the deferred purchase price of property or services and all conditional sale obligations, (vi) all deferred compensation obligations, including (A) any underfunded pension or post-retirement liabilities, (B) all payment obligations under any retiree medical or deferred compensation plans, and (C) all compensation that has been deferred by any employee pending completion of the Closing, including the employer’s share of any payroll, unemployment and/or employment Taxes attributable to such amounts, (vii) any obligations secured by an Encumbrance on the Purchased Assets, (viii) that portion of obligations with respect to capital leases that is properly classified as a Liability on a balance sheet in conformity with GAAP, and (ix) all obligations of any kind to guarantee any of the foregoing types of obligations on behalf of any other Person.

“Indemnified Party” means the Party entitled to indemnification pursuant to Article VIII.

“Indemnifying Party” means the Party required to indemnify the other Parties pursuant to Article VIII.

“Independent Accountant” shall have the meaning set forth in Section 2.6(b)(iii).

“Information” means data, text, images, and sounds, including collections and compilation thereof; provided, however, that references to Information does not include any Intellectual Property rights in, to or embodied by any such data, text, images, or sounds or collections or compilations thereof.

“Insurance Policies” shall have the meaning set forth in Section 3.14.

Ex-A-4

“Intellectual Property” means all intellectual property rights in any jurisdiction, including any such rights in and to all (a) registered and unregistered trademarks, service marks, logos, brand names, certification marks, trade dress, trade names and other indications of source and origin and all of the goodwill associated with the foregoing and all registrations and pending applications to register any of the foregoing, (b) all issued patents, including design patents and utility patents, pending patent applications, any and all reissues, renewals, divisions, continuations, continuations-in-part, supplemental protection certificates, continuing patent applications, reexaminations and extensions thereof, and any counterparts claiming priority therefrom, and invention disclosures, (c) all copyrights (whether or not registered) and other intellectual property rights in works of authorship or expression (whether or not copyrightable), including all compilations, manuals and other documentation, and all registrations and applications therefor, and all derivatives, translations, adaptations and combinations thereof, (d) Know-How, (e) Software, (f) databases and data collections, (g) domain names registrations and social media accounts, (h) industrial design registrations and applications for registration of the foregoing, and (i) rights of privacy and publicity, together with all rights pertaining to any of the foregoing, including the right and power to assert, defend and recover title to any of the foregoing, rights to assert, defend and recover for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any of the foregoing, and all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions, and extensions of legal protection pertaining to any of the foregoing.

“Intellectual Property Assignments” means the Intellectual Property Assignment in the form attached hereto as Exhibit D-1 and the Trademark Assignment in the form attached hereto as Exhibit D-2.

“IP Contracts” shall have the meaning set forth in Section 3.9(c).

“Knowledge” means, in the case of Sellers, the actual knowledge and the knowledge such Persons would or should have obtained after a reasonable due inquiry, of the senior executives of Sellers listed in Schedule A-1, and, in the case of Buyer, the actual knowledge and the knowledge such Persons would or should have obtained after a reasonable due inquiry, of the senior executives of Buyer listed in Schedule A- 2.

“Know-How” means any and all technical or business information, know-how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, designs, drawings, data, discoveries, improvements, modifications, inventions, know-how, trade secrets or other information, including all such information related to the research, manufacture, preparation, development or commercialization of a product or technology, whether or not embodied in any documentation or other tangible materials, or results, patentable or otherwise, including physical, chemical, safety, and product specifications.

“Law” means any applicable federal, state, local or foreign statute, law, treaty, ordinance, regulation, rule, code, order, judicial decision or rule of common law.

“Liabilities” means debts, liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Local Transfer Agreements” shall have the meaning set forth in Section 2.13.

“Losses” shall have the meaning set forth in Section 8.2(a).

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development (each an “Effect”) that (i) is or would reasonably be expected to be materially adverse to the Business or the financial condition or results of operations of the Business as a whole or (ii) prevents the Sellers from effecting the transactions contemplated by this Agreement on a timely basis.

“Material Contract” shall have the meaning set forth in Section 3.8(a).

Ex-A-5

“Notice Period” shall have the meaning set forth in Section 8.3(c).

“Order” means, with respect to any Person, all judgments, injunctions, writs, decrees, and orders of any Governmental Authority binding on such Person.

“Ordinary Course of Business” means, with respect to the Business, the ordinary course of commercial operations customarily engaged in by Sellers consistent with the past customs and practices of Sellers, and specifically does not include the incurrence of any Liability for any tort or any breach or violation of or default under any Contract that would be included in the Assigned Contracts or Law.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Outside Date” means February 15, 2024; provided, however, that such date shall be automatically extended without further action by the Parties to May 1, 2024 if, on or before February 15, 2024, Buyer has provided reasonable assurance to the Seller Designee that the Financing has been secured and will, subject to the fulfillment of any condition precedents of the Financing, be consummated.

“Owned Business Intellectual Property” shall have the meaning set forth in Section 3.9(a).

“Payoff Letters” shall have the meaning set forth in Section 2.7(b)(x).

“Permits” means all permits, licenses, franchises, approvals, authorizations, certifications, exemptions, registrations, consents and similar authorizations required to be obtained from Governmental Authorities.

“Permitted Encumbrances” means (i) statutory liens for Taxes not yet due and payable or being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (ii) statutory liens of landlords, associations, liens of carriers, warehousemen, mechanics and materialmen and other liens imposed by Law incurred in the Ordinary Course of Business for sums not yet due and payable; and (iii) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the Ordinary Course of Business.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, a Governmental Authority or any other entity or organization.

“Personal Data” means any information that identifies, describes, relates to, is capable of being associated with, could reasonably be linked, directly or indirectly, with an identified or identifiable natural person or household, including a name, an identification number, unique personal identifier, biometric information, probabilistic identifier, location data, commercial information including products or services purchased, obtained or considered, or other purchasing or consuming histories or tendencies, professional, educational or employment related information, inferences drawn from personal information and used to create a profile, Internet or other electronic network activity information, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural, political or social identity of that natural person or any other piece of information that allows the identification of a natural person or is otherwise considered personally identifiable information, sensitive data, special categories of personal data or personal information under Law.

Ex-A-6

“Post-Closing Average Business Revenue” means the 30-day average of gross revenue generated through advertisements and subscriptions arising directly from the provision of the Business Services, namely Radio FM Android and iOS apps, determined in accordance with GAAP for the 90 day period following the Closing.

“Post-Closing Average U.S. Monthly Users” means the 30-day average of users of the Business Services, namely Radio FM Android and iOS apps, located in the territorial United States calculated by Google Analytics for the 90 day period following the Closing.

“Post-Closing Average Worldwide Users” means the 30-day average of all users of the Business Services, namely Radio FM Android and iOS apps, calculated by Google Analytics for the 90 day period following the Closing.

“Pre-Closing Average Business Revenue” means the 30-day average of gross revenue generated through advertisements and subscriptions arising directly from the provision of the Business Services, namely Radio FM Android and iOS apps, determined in accordance with GAAP for the 90 day period preceding the Closing.

“Pre-Closing Average U.S. Monthly Users” means the 30-day average of users of the Business Services, namely Radio FM Android and iOS apps, located in the territorial United States calculated by Google Analytics for the 90 day period preceding the Closing.

“Pre-Closing Average Worldwide Users” means the 30-day average of all users of the Business Services, namely Radio FM Android and iOS apps, calculated by Google Analytics for the 90 day period preceding the Closing.

“Privacy Laws” means each (A) Law applicable to Personal Data, including: (i) Laws, regulations, directives, and orders relating to data breach notification, data security, consumer protection, direct marketing and advertising, profiling and tracking, e-mail, messaging and/or telemarketing, biometrics, accessibility, the requirements for website and mobile application privacy policies and practices, and the privacy and individual rights of Persons; and (ii) the California Consumer Privacy Act of 2018; the Computer Fraud and Abuse Act; the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003; the Electronic Communications Privacy Act; the Fair Credit Reporting Act; the Federal Trade Commission Act; the General Data Protection Regulation (EU) 2016/679, the Gramm-Leach-Bliley Act; the Health Insurance Portability and Accountability Act; the Personal Information Protection and Electronic Documents Act (Canada); the Telemarketing and Consumer Fraud and Abuse Prevention Act; the Telephone Consumer Protection Act; the Video Privacy Protection Act; the rules of self-regulatory organizations, including the Payment Card Industry Data Security Standards; local or federal unfair and deceptive trade practices laws and other consumer protection laws; and all other similar international, federal, state, provincial, and local laws, (B) guidance issued by a Governmental Entity that pertains to any Law, (C) self-regulatory principles that are binding on the Company, and applicable industry standards, guidelines, and best practices for processing Personal Data, profiling and tracking, e-mail, messaging and/or telemarketing; and (D) Business Privacy Policies, contractual obligations and applicable codes of conduct.

“Process,” “Processed” or “Processing” means, with respect to data, any operation or set of operations, whether manually or by automatic means, such as compilation, generation, collection, receipt, recording, organization, structuring, storage, adaptation, enhancement, enrichment or alteration, retrieval, consultation, analysis, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Purchase Price” shall have the meaning set forth in Section 2.5.

“Records” means Information that is inscribed on a tangible medium such as paper. “Resolution Period” shall have the meaning set forth in Section 2.6(b)(ii).

“Retained Business” means all of the businesses of the Sellers and their Affiliates, other than the Business.

“Retained Records” means the Records and Electronic Records of the Sellers and their Affiliates other than the Books and Records.

Ex-A-7

“Review Period” shall have the meaning set forth in Section 2.6(b)(i).

“SEC” means the United States Securities and Exchange Commission. “Seller” or “Sellers” shall have the meaning set forth in the Recitals. “Seller Indemnitees” shall have the meaning set forth in Section 8.2(b).

“Seller Bring-Down Certificates” shall have the meaning set forth in Section 6.1(d).

“Seller Taxes” means (i) any Taxes of Sellers for any taxable period, (ii) any liability or obligation of any Seller for Taxes of any other Person as a transferee or successor, by contract (other than any contract entered into in the Ordinary Course of Business the principal purposes of which is not the sharing of Taxes), or otherwise, (iii) any Taxes relating to the Business or the Purchased Assets for all periods ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date, and (iv) any Taxes resulting from or attributable to the transactions contemplated by this agreement.

“Seller Transaction Expenses” means, without duplication, to the extent not paid by or on behalf of the Sellers or the Seller Partners prior to the Closing, (a) any fees, costs or expenses (including those of any representatives) incurred by the Sellers or Seller Partners in connection with the negotiation, execution, delivery, and performance of this Agreement and the transactions contemplated hereby (including any fees or obligations in respect of investment bankers, brokers, or finders), (b) all bonuses and any other amounts, if any, payable to officers, directors, managers or employees of the Sellers in connection with the consummation of the transactions contemplated hereby plus the amount of any employer-side employment, payroll, or similar Taxes attributable to such payment, and (c) all costs and obligations incurred by Sellers in connection with a change of control of Sellers or a sale of substantially all of Sellers’ assets, including any success or similar fee, together with any Taxes payable in connection therewith. Notwithstanding the foregoing, the term “Seller Transaction Expenses” will not include any Indebtedness of Sellers.

“Sellers’ Designee” shall have the meaning set forth in Section 8.7(a).

“Software” means all software applications and software programs, in either or both object code and source code form, including firmware, programming interfaces, operating systems, end user applications and data-base software, and documentation related thereto.

“Specifically Excluded Liabilities” means, without duplication, (i) any Liabilities of the Sellers or Seller Partners under this Agreement; (ii) any Indebtedness, Liabilities or Tax arising out of the ownership or use of the Purchased Assets prior to the Effective Time or circumstances or occurrences of the operations of the Business prior to the Effective Time; (iii) any Liabilities for Seller Transaction Expenses; (iv) any Liabilities of Sellers arising under any Law or Permits (including any Environmental Law, Environmental Permit, Privacy Law, Laws related to Taxes) where the facts, events or conditions underlying such Liability occurred or existed on or prior to the Closing Date, irrespective of whether such Liability attaches to any Seller or Buyer in the first instance; (v) any Liabilities arising out of or related to any breach, default or violation or alleged breach, default or violation by any Seller of any Contract (including any Data Contract) or Privacy Commitments prior to the Effective Time, in each case, regardless of whether any such Liability is asserted after the Effective Time; (vi) any Liabilities of Sellers for tort claims, known or unknown, and any related claims and litigation arising prior to or in any way relating to or resulting from the period prior to the Effective Time; (vii) any Liabilities for any claims made for injury to persons or damage to property, whether made in product liability, tort, breach of warranty or otherwise, arising out of or in any way relating to or resulting from the provision of the Business Services or any act or omission of any Seller, its agents, representatives or employees prior to the Effective Time; (viii) any Liabilities of Sellers relating to any other Actions arising out of or in connection with the conduct of the Business by any Seller or otherwise (including the Actions set forth on Schedule 3.6), or any other conduct of Sellers’ respective officers, directors, employees, agents or advisors, in each case on or prior to the Effective Time; (ix) any Liabilities of Sellers that relate to any employees of the Business; (x) any Liabilities relating to or arising under any Seller Benefit Plan; (xi) any Liability of Sellers to any securityholder or former securityholder or Affiliate of Sellers or any securityholder or former securityholder; (xii) any Liability to indemnify, reimburse or advance amounts to any officer, director, manager, employee or agent of Sellers; (xiii) any Liability to distribute to any securityholder of any Sellers all or any part of the consideration received hereunder, including any Liability of Sellers arising as a result of the exercise by any of its shareholders of such shareholder’s right (if any) to dissent from the transactions contemplated hereby and seek appraisal rights; (xiv) any Liability under any Contract not included as a Transferred Asset, including any Liability arising out of or relating to any employment or similar agreement to which any Seller is a party or otherwise bound; (xv) any Liabilities with respect to any of the Excluded Assets; (xvi) any Liability related to any Retained Business; (xvii) any Liability which Buyer or its Affiliates may become liable for as a result of or in connection with the failure by Buyer, its Affiliates, or the Sellers to comply with any bulk sales or bulk transfers laws or as a result of any “de facto merger” or “successor-in-interest” theories of liability; (xviii) any Liability of Sellers related to the Business or the Purchased Assets, other than the Assumed Liabilities, based upon, arising out of or related to facts and circumstances occurring prior to the Closing, whether such Liabilities accrue, mature or become payable prior to, on or after the Closing; and (xix) any other Liability of Sellers not expressly assumed by Buyer or one of its Affiliates pursuant to Section 2.3.

Ex-A-8

“Statement of Objections” shall have the meaning set forth in Section 2.6(b)(ii).

“Straddle Period” shall have the meaning set forth in Section 5.13(a).

“Systems” shall mean all Software and all information technology systems, networks, hardware, firmware, middleware, devices, equipment or infrastructure of any type, including computers, workstations, laptops, servers, appliances, mobile devices, peripherals, networking or telecommunications systems or equipment (including routers, hubs and switches), digital storage and similar or related infrastructure including all associated data contained therein, and all associated documentation related to any of the foregoing.

“Target Working Capital” means $97,729.

“Taxes” means all taxes, charges, fees, imposts, levies or other assessments by any Governmental Authority, including all income, gross receipts, capital, sales, use, ad valorem, value added, tax on supply, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, premium, windfall profits, environmental, customs, duties, and estimated taxes, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Returns” means all reports, returns, estimates, claims for refund, information statements, elections, and other returns relating to, filed, or required to be filed in connection with any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” means any Person who is not (i) a Party or an Affiliate of a Party or (ii) a joint venture entered into by a Party or an Affiliate of a Party.

“Threshold” shall have the meaning set forth in Section 8.2(c).

“Trademark Act” means the Trademark Act of 1946, of 15 U.S.C. §§ 1051 et seq., as amended. “Transaction” means collectively the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transition Services Agreement” means the transition services agreement, substantially in the form of Exhibit F (with Exhibit A thereto to be mutually agreed by the Parties prior to Closing), by which the Sellers and its Affiliates will provide certain transition services to the Buyer following the Closing.

“Transfer Taxes” shall have the meaning set forth in Section 2.9.

“Purchased Assets” shall have the meaning set forth in Section 2.1.

“Undisputed Amounts” shall have the meaning set forth in Section 2.6(b)(iii).

“USPTO” means the United States Patent and Trademark Office.

Ex-A-9

EXHIBIT B

Assignment and Assumption Agreement

[Intentionally Omitted]

EXHIBIT C

Bill of Sale

[Intentionally Omitted]

EXHIBIT D

Intellectual Property Assignment

[Intentionally Omitted]

EXHIBIT E

Trademark Assignment

[Intentionally Omitted]

EXHIBIT F

Transition Services Agreement

[Intentionally Omitted]

EXHIBIT G

Funds Flow

[Intentionally Omitted]

EXHIBIT H

Sample Working Capital Calculation

[Intentionally Omitted]